Filed pursuant to Rule 424(b)(5)
File No. 333-187421

PROSPECTUS    SUPPLEMENT

(To prospectus dated April 3, 2013)

12,500,000 Shares

Common Stock

We are selling 12,500,000 shares of our common stock.

Our shares trade on the NASDAQ Global Select Market under the symbol ‘‘EGHT.’’ On November 14, 2013 the last sale price of the shares as reported on the NASDAQ Global Select Market was $9.50 per share.

Investing in the common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$9.25	$115,625,000
Underwriting discount	$0.4625	$5,781,250
Proceeds, before expenses, to us	$8.7875	$109,843,750

The underwriters may also exercise their option to purchase up to an additional 1,875,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about November 20, 2013.

BofA Merrill Lynch	Barclays	Deutsche Bank Securities

Needham & Company

Craig-Hallum Capital Group	Dougherty & Company

The date of this prospectus supplement is November 14, 2013.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

Neither we nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of any other information that others may give you. We have not authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering, and the documents incorporated by reference in the prospectus and the prospectus supplement in making your investment decision. You should also read and consider the information in the documents to which we have referred to you in “Where You Can Find Additional Information,” below.

You should not assume that the information contained in this prospectus supplement is accurate as of any date other than its date, or that the information contained in any document incorporated by reference in the prospectus or the prospectus supplement is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC. See “Information Incorporated by Reference” and “Incorporation by Reference,” below.

We are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the documents incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors,” in each case included or incorporated by reference in this prospectus supplement. Unless the context otherwise requires, we use the terms “8x8,” “company,” “we,” “us” and “our” in this prospectus supplement to refer to 8x8, Inc. and, where appropriate, its subsidiaries.

8x8, Inc.

Overview

We are a leading provider of unified communications and collaboration, or UCC, services in the cloud for small and medium businesses, or SMBs, and mid-market and distributed enterprises. We deliver a broad suite of UCC services to in-office and mobile devices spanning cloud telephony, virtual contact center, virtual meeting and virtual desktop through our proprietary unified software as a service, or SaaS, platform. We currently serve over 35,000 business customers with over 400,000 subscriptions, making us a leading provider of UCC services in the cloud. Our software abstracts complex networking, redundancy, security and interconnection requirements to provide a seamless and easy-to-use solution for our customers. Our software also integrates with leading enterprise resource planning, or ERP, customer relationship management, or CRM, human capital management, or HCM, and other third-party application suites, such as Salesforce.com and NetSuite, to provide organizations an integrated, fully functional business communications and collaboration experience that is critical to operate their businesses.

Businesses are increasingly focused on utilizing mobility and UCC solutions to enable increased productivity, improve interactions with customers and partners, and enhance organizational agility and responsiveness. Legacy solutions have proven to be increasingly expensive and cumbersome and do not meet these evolving business requirements. Companies of all sizes are managing an increasingly mobile and globally distributed workforce that seeks to leverage multiple means of communication and collaboration, including voice, text, video and desktop. The rapid rise of mobile devices in the enterprise has created demand for “bring your own device,” or BYOD, provisioning capabilities. Additionally, companies are looking to increase their competitive edge by integrating ERP, CRM and HCM applications and other back-office information technology, or IT, systems with their communications and collaboration systems. Finally, as cyber threats proliferate and hackers become more sophisticated, voice and data security and compliance are at the forefront of business requirements. Legacy providers have struggled to provide UCC services and continue to require long, high-touch sales and setup cycles in an effort to solve carrier and hardware complexity. New cloud-based providers typically deliver point solutions and do not provide a secure, comprehensive UCC platform in the cloud.

We view our addressable market to be large and underpenetrated. We believe that our direct addressable market today, comprised of Unified Communications as a Service, or UCaaS, cloud-based Contact Center, virtual meeting and Workspace as a Service, or WaaS, is approximately $2.9 billion in aggregate worldwide, growing at a compound annual growth rate, or CAGR, of 24.7% and is expected to be $7.1 billion by 2016 based on third-party research. As enterprises shift away from a patchwork of on-premise private branch exchange, or PBX, solutions to fully integrated cloud UCC solutions, we believe our long-term addressable market may approach more than $30 billion. We see this enterprise shift occurring with mid-market and distributed enterprises and believe we are early in the adoption cycle.

The core of our platform is two technologies that deliver the functionality needed to meet today’s business communications and collaboration requirements. Our Infrastructure Manager software abstracts complex global interconnectivity between voice over internet protocol, or VoIP, and traditional public switched telephone network, or PSTN, enabling a turnkey UCC solution for our customers. Our Integration Manager software integrates with third-party applications, allowing our customers to access important data while communicating with their clients or collaborating with colleagues. These core components of our software platform enable rapid workspace and phone provisioning and seamless deployment of our UCC services globally. Furthermore, we have invested heavily in achieving and maintaining compliance with state and federal regulations, including the Federal Information Security Management Act, or FISMA, the Health Insurance Portability and Accountability Act, or HIPAA, the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and the Payment Card Industry Data Security Standard, or PCI DSS.

Our customers range from startups to large, distributed enterprises. We offer customers a secure, turnkey solution which can be deployed easily through our proprietary integrated cloud services, spans the breadth of communications and collaboration needs and is provided reliably at an affordable cost. This allows customers to focus on their business instead of trying to manage the complexities of deploying UCC platforms and integrating these platforms with other applications that have already been outsourced to the cloud, such as ERP, CRM and/or HCM.

Our total revenue, adjusted for discontinued operations related to our former dedicated server hosting business, in fiscal year 2013 grew 24.5% to $103.8 million compared with $83.4 million in fiscal year 2012, and in the six months ended September 30, 2013, grew 21.2% to $60.1 million compared with $49.6 million in the six months ended September 30, 2012. We reported net income in fiscal year 2013 of $13.9 million compared with net income in fiscal year 2012 of $69.2 million (including a non-cash income tax benefit of $62.1 million associated with the release of a deferred tax asset valuation allowance in fiscal 2012), and we reported net income of $4.4 million in the six months ended September 30, 2013 compared with net income of $10.4 million in the six months ended September 30, 2012 (including a $12.0 million pre-tax gain on the sale of a patent family in the six months ended September 30, 2012).

Our Industry

Cloud Market Opportunity

We believe that the addressable market for our unified cloud communications and collaboration services is large, growing and underpenetrated. Our services directly address multiple markets. According to TechNavio, an independent research firm, the worldwide UCaaS market will grow at a 24.6% CAGR from $2.0 billion in 2012 to $4.9 billion in 2016. Gartner forecasts that the cloud-based Contact Center market will grow at a 18.5% CAGR from $467 million in 2012 to $921 million in 2016. The global web event services market is forecasted by Frost & Sullivan to grow at a 15.4% CAGR from $354 million in 2012 to $628 million in 2016. Finally, IDC forecasts the worldwide hosted WaaS market will grow from $87 million in 2012 to $661 million in 2016. We address these markets with our Virtual Office, Virtual Contact Center, Virtual Meeting and Virtual Desktop solutions, respectively. Together, our total addressable market is forecasted to grow at a 24.7% CAGR from $2.9 billion in 2012 to $7.1 billion in 2016.

We believe the market has reached an inflection point where existing legacy providers are unable to provide a broad UCC solution, and the adoption of cloud-based UCC services will increase as companies embrace its significant benefits.

Legacy Approaches are Cumbersome and Expensive

Companies are facing increasing complexity with deployments of communications and collaboration services. The exponential growth and variety of mobile devices (with employees seeking to import their personal devices into the workplace environment), a globally distributed workforce, demand for full functionality with third-party applications and other back office IT systems and increasing security and regulatory concerns create numerous challenges for companies seeking a comprehensive UCC solution, including:

•

Hardware/Software Vendor, Carrier and Sub-Carrier Complexity. Establishing connectivity and communications through the myriad of hardware and software vendors, carriers, sub-carriers and international carriers is becoming ever more complex. Companies need reliable connectivity without complex configurations that require long lead times to implement.

•

Device Proliferation / BYOD. The exponential growth of mobile devices has resulted in BYOD in the workplace and, as a result, has increased companies’ need for communications and collaboration services in order to improve employee productivity. Furthermore, companies need to manage and secure voice and data while protecting customer privacy.

•

Globally Distributed Enterprises and Workforces. Companies of all sizes and their employees are distributed globally and there is a need to support communications and collaboration across locations and between employees on a unified system that can be easily deployed and work reliably.

•

Applications Requirements. As companies look to gain an edge in an increasingly competitive environment, ERP applications help improve efficiency while CRM applications help manage and streamline customer interactions and HCM applications facilitate communication with companies’ employees. Many of these applications provide additional benefits and improved productivity when integrated with a communications and collaborations suite, allowing employees to communicate information quickly.

•

Compliance. Increasing regulations and compliance procedures add complexity to the already difficult task of managing communications for dozens or hundreds of employees. Companies need a way to secure data and prevent fraudulent use of communication services. Additionally, a continually evolving regulatory environment requires complex software to secure voice and data communications and comply with privacy protection regulations.

•	Cost of Deployment. In addition to these complex requirements, chief information officers are facing increased budget scrutiny and a need to implement a scalable solution at an affordable cost.

Shortcomings of Existing Solutions

The current market is primarily comprised of two categories of solutions that are unable to adequately address today’s business communications and collaboration requirements:

•

Legacy Providers. Legacy providers typically provide on-premise solutions that require a long, complex and high-touch sales and setup process with proprietary hardware. These on-premise solutions are difficult to deploy and expensive to maintain in multiple locations for a globally distributed workforce. In addition, the legacy solutions do not provide the resiliency and business continuity capabilities required by customers.

•

Point Solution Providers. New cloud providers have emerged to address the need for rapid provisioning and simple deployment of communications or collaboration software. However, these solutions are typically siloed and do not currently provide a comprehensive communications and collaboration suite.

The 8x8 Solution

The 8x8 solution runs on our unified software platform. At the core of our platform are two central technologies delivering functionality for today’s business requirements. Our Infrastructure Manager abstracts complex global interconnectivity between VoIP and traditional PSTN to provide easy-to-use connectivity for our customers. Our Integration Manager integrates with third-party applications, including Salesforce.com, Microsoft Dynamics, NetSuite and many others, to provide integrated applications functionality within our communications and collaboration services. We have been awarded 91 United States patents, more than 60 of which we currently hold. Our solution provides the following key benefits:

•

Comprehensive SaaS Suite. Our services consist of Virtual Office, Virtual Contact Center, Virtual Meeting and Virtual Desktop, providing a single platform for our customers’ UCC needs. Our platform is integrated and enables cross-suite functionality. Our customers receive clear subscription pricing without the billing complexities and minute overages typically associated with traditional providers. Furthermore, software updates and related services are delivered without complex hardware or on-premise infrastructure upgrade cycles and can significantly reduce set-up times.

•

Rapid Cloud Provisioning. Our UCC in the cloud solution allows for rapid provisioning of business phones and mobile devices globally. Customers only need to install our application on their mobile device or plug in our pre-configured IP phones to use a turnkey cloud telephony solution and access our software platform. A typical setup can be accomplished in minutes.

•

Applications Integration. We integrate with third-party applications including Salesforce.com, Microsoft Dynamics, NetSuite, SugarCRM, eAgent and many others to provide enhanced functionality within our UCC services.

•	Security and Compliance. We have invested heavily in complying with state and federal regulations including FISMA, HIPAA, HITECH and PCI DSS.

•

Affordability. Our cloud UCC services are typically more affordable than traditional services and offer more UCC functionality at a fraction of the cost of traditional providers, even before including additional system integration costs that are likely to be incurred when deploying traditional services.

Our Growth Initiatives

Our growth initiatives reflect our goal to be the leading global provider of UCC services in the cloud. The following are key elements of our growth strategy:

•

Upsell our Products and Services. Our services provide additional benefits when used in concert, and we intend to upsell our products and services by educating our customers on the additional functionality that can be achieved with our UCC platform.

•

Increase Mid-Market and Distributed Enterprise Adoption. We plan to capitalize on the increasing penetration of cloud-based communications and collaboration services in mid-market and distributed enterprises by increasing focus on our direct and channel sales strategy.

•

Expand Globally. We intend to focus on penetrating select markets outside the United States in order to capture more of the growing global market for UCC in the cloud which we believe is underpenetrated and lends itself to a cost effective and easily deployable cloud solution.

•

Build New Products and Service Offerings on our Platform. We believe our unified software platform can be leveraged to offer additional products and services. We intend to integrate our service offerings further and provide additional functionality for our customers.

•

Pursue Strategic Acquisitions. We intend to identify, acquire and integrate strategic technologies, assets and businesses that we believe will build out our breadth of SaaS offerings and drive growth, both domestically and internationally.

Recent Developments

On November 11, 2013, we entered into a share purchase agreement with the shareholders and optionholders of Voicenet Solutions Limited, or Voicenet, a provider of cloud communications and collaboration services in the United Kingdom. The agreement provides for us to purchase all of the shares of Voicenet for approximately $18.4 million in cash, of which approximately $15.4 million would be paid at closing and the remaining $3.0 million would be placed in escrow and eligible for release to the Voicenet shareholders and optionholders in installments on the first and second anniversaries of the closing date. The shares of Voicenet would be acquired and held by a wholly-owned subsidiary we recently formed in the United Kingdom, so that Voicenet would become an indirect, wholly-owned subsidiary of ours upon closing. The transaction is expected to close by the end of the current fiscal quarter and is subject to customary closing conditions.

Company Information

We were incorporated in California in February 1987 and reincorporated in Delaware in December 1996. We maintain a corporate Internet website at the address http://www.8x8.com. The contents of this website are not incorporated in or otherwise to be regarded as part of this prospectus supplement. Our principal executive offices are located at 2125 O’Nel Drive, San Jose, CA 95131. Our telephone number at that address is (408) 727-1885.

THE OFFERING

Common stock offered by us	12,500,000 shares

Common stock to be outstanding after this offering	85,664,127 shares

Use of proceeds	We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be approximately $109.3 million (or approximately $125.8 million if the option to purchase additional shares of common stock we have granted to the underwriters is exercised in full), at the public offering price of $9.25 per share, after deducting underwriting discounts and commissions and our estimated expenses related to this offering.

We intend to use all the net proceeds we receive from our sale of shares in this offering for general corporate purposes, including expanding sales and marketing and research and development. We also may use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to our business, although no such acquisitions, other than our pending acquisition of Voicenet, are subject to any plan or arrangement or are being negotiated as of the date of this prospectus supplement, and no portion of the net proceeds has been allocated for any specific acquisition. See “Use of Proceeds” below.

NASDAQ Global Select Market symbol	EGHT

Risk factors	See “Risk Factors” beginning on page S-10 for a discussion of some of the factors you should consider before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding after this offering is based upon 73,164,127 shares outstanding as of October 31, 2013. This number does not include:

•	4,184,667 shares of common stock issuable upon exercise of outstanding exercisable stock options with a weighted average exercise price of approximately $1.96 per share;

•	2,348,150 shares of common stock issuable upon exercise of outstanding stock options that are not currently exercisable;

•	1,673,999 shares of common stock issuable upon vesting of unvested restricted stock units and stock purchase rights;

•	1,913,370 shares of common stock available for future issuance under our stock option plans; and

•	359,420 shares of common stock available for sale under our employee stock purchase plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the fiscal years ended March 31, 2011, 2012 and 2013 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary consolidated financial data for the six months ended September 30, 2012 and as of and for the six months ended September 30, 2013 from our unaudited condensed consolidated financial statements for such periods incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated financial statements include reclassifications for certain prior-period amounts related to the company’s discontinued operations related to our former dedicated server hosting business which have been reclassified to conform to the current period presentation. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and in the opinion of our management reflect all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for the periods presented. Our operating results are not necessarily indicative of results that may be expected in any future period, and our operating results for the six-month periods are not necessarily indicative of results that may be expected for a full fiscal year, or any other periods.

The summary historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere or incorporated by reference in this prospectus supplement.

	Years Ended March 31,
	2011	2012	2013
	(in thousands, except per share amounts)
Service revenue(1)	$64,998	$78,382	$98,212
Product revenue	5,165	7,421	9,402

Total revenue	70,163	85,803	107,614

Operating expenses:
Cost of service revenue(2)	14,508	18,065	22,201
Cost of product revenue(2)	8,115	9,822	11,801
Research and development(2)	4,819	6,745	8,147
Sales and marketing(2)	31,744	37,980	46,244
General and administrative(2)	4,733	6,012	8,619
Gain on patent sale	—	—	(12,965)

Total operating expenses(1)	63,919	78,624	84,047

Income from operations	6,244	7,179	23,567
Other income (loss), net	138	(305)	105
Income on change in fair value of warrant liability	167	—	—

Income before provision (benefit) for income taxes	6,549	6,874	23,672
Provision (benefit) for income taxes	55	(62,354)	9,733

Net income	$6,494	$69,228	$13,939

Net income per share:
Basic(3)	$0.10	$1.04	$0.20
Diluted(3)	$0.10	$0.99	$0.19

Weighted average number of shares:
Basic(3)	63,087	66,413	71,390
Diluted(3)	65,873	70,149	74,700

	Six Months Ended September 30,
	2012	2013
	(unaudited)
	(in thousands, except per share amounts)
Service revenue	$45,291	$54,325
Product revenue	4,274	5,741

Total revenue	49,565	60,066

Operating expenses:
Cost of service revenue(2)	10,294	9,995
Cost of product revenue(2)	5,382	7,130
Research and development(2)	3,856	4,976
Sales and marketing(2)	21,068	26,817
General and administrative(2)	4,107	5,897
Gain on patent sale	(11,965)	—

Total operating expenses	32,742	54,815

Income from operations	16,823	5,251
Other income, net	17	16

Income from continuing operations before provision for income taxes	16,840	5,267
Provision for income taxes	6,680	1,787

Income from continuing operations	10,160	3,480
Income from discontinued operations, net of income tax provision	198	301
Gain on disposal of discontinued operations, net of income tax provision of $463	—	589

Net income	$10,358	$4,370

Income per share—continuing operations
Basic(3)	$0.15	$0.05
Diluted(3)	$0.14	$0.05

Income per share—discontinued operations
Basic(3)	$0.00	$0.01
Diluted(3)	$0.00	$0.01

Net income per share:
Basic(3)	$0.15	$0.06
Diluted(3)	$0.14	$0.06

Weighted average number of shares:
Basic(3)	70,989	72,788
Diluted(3)	74,210	76,035

(1)

Amounts reported in the table above that presents our results of operations for the fiscal years ended March 31, 2011, 2012 and 2013 include service revenue and operating expenses related to our dedicated server hosting business sold on September 30, 2013. The impacts on our service revenue and total operating expenses due to discontinued operations are as follows:

	Years Ended March 31,
	(unaudited in thousands)
	2011	2012	2013
Service revenue	$1,552	$2,430	$3,828
Total operating expenses	$1,534	$3,883	$3,005

(2)	The following table summarizes our stock-based compensation expense (in thousands):

	Years Ended March 31,			Six Months Ended September 30,
	2011	2012	2013	2012	2013
Cost of service revenue	$50	$129	$211	$86	$136
Cost of product revenue	—	—	—	1	—
Research and development	111	260	428	170	295
Sales and marketing	192	859	1,363	624	740
General and administrative	105	258	632	181	842

Total	$458	$1,506	$2,634	$1,062	$2,013

(3)

See Note 5 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2013 for an explanation of the calculations of our basic and diluted net income per share of common stock.

	As of September 30, 2013
	Actual	As Adjusted(1)
	(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$59,345	$168,689
Working capital(2)	59,664	169,008
Total assets	161,898	271,242
Total stockholders’ equity	145,320	254,664

(1)

The unaudited as adjusted balance sheet data gives effect to our issuance and sale of 12,500,000 shares of common stock in this offering based on the public offering price of $9.25 per share, after deducting underwriting discounts and commissions and our estimated offering expenses, as if these transactions were completed on September 30, 2013. This adjusted balance sheet data is calculated without giving effect to our pending acquisition of Voicenet for approximately $18.4 million in cash.

(2)	Working capital is the amount by which current assets exceed current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operation could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly.

Our success depends on the growth and customer acceptance of our services.

Our future success depends on our ability to significantly increase revenue generated from our cloud communications and collaboration services to business customers, including SMBs and mid-market and larger distributed enterprises. To increase our revenue, we must add new customers and encourage existing customers to continue their subscriptions on terms favorable to us, increase their usage of our services, and purchase additional services from us. For customer demand and adoption of our cloud communications and collaboration services to grow, the quality, cost and feature benefits of these services must be sufficient to cause customers to adopt them. For example, our cloud telephony and contact center services must continue to evolve so that high-quality service and features can be consistently provided at competitive prices. As our target markets mature, or as competitors introduce lower cost and/or differentiated products or services that are perceived to compete with ours, our ability to sell new customers and obtain renewals from existing customers could be impaired. As a result, we may be unable to extend our agreements with existing customers or attract new customers or new business from existing customers on terms that would be favorable or comparable to prior periods, which could have an adverse effect on our revenue and growth.

Historically, our core service offerings have been our cloud telephony and contact center services, which contributed a substantial majority of our revenues in the six months ended September 30, 2013 and the fiscal year ended March 31, 2013. Marketing and selling new and enhanced features and services, and additional communications and collaboration offerings, may require increasingly sophisticated and costly sales efforts. Similarly, the rate at which our customers purchase new or enhanced services depends on a number of factors, including general economic conditions and their reactions to any price changes related to these additional features and services. If our efforts to upsell to our customers are not successful and negative reaction occurs, our business may suffer.

To support the successful marketing and sale of our services to new and existing customers, we must continue to offer high-quality education and customer support. Providing this education and support requires that our customer support personnel have specific technical knowledge and expertise, making it more difficult and costly for us to hire qualified personnel and to scale up our support operations due to the extensive training required. The importance of high-quality customer support will increase as we expand our business and pursue new mid-market and distributed enterprise customers. If we do not help our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell additional functionality and services to existing customers will suffer and our reputation with existing or potential customers will be harmed.

Furthermore, we operate in an industry that is subject to significant federal and state regulation in the United States and regulation by various governments and governmental bodies in other countries in which we offer our communications and collaboration services. Regulations may impede the growth of our business, impose significant additional costs, and require substantial changes to software and other technology. Also, new regulations may be adopted that materially reduce demand for our services by businesses.

We face significant risks in our strategy to target mid-market and larger distributed enterprises for sales of our services and, if we do not manage these efforts effectively, our business and results of operations could be materially and adversely affected.

We currently derive a minority of our revenues from sales of our cloud communications and collaboration services to mid-market and larger distributed enterprises, but we believe penetrating these customers is key to our future growth. As we target more of our sales efforts to mid-market and larger distributed enterprises, our sales cycle may become more time-consuming and expensive, we may encounter pricing pressure and implementation and customization challenges, and revenue recognition may be delayed for some complex transactions, all of which could harm our business and operating results. In this market segment, the customer’s decision to use our service may be an enterprise-wide decision and, if so, these types of sales would require us to provide greater levels of education regarding the use and benefits of our service, as well as education regarding privacy and data protection laws and regulations to prospective customers with international operations. As a result of these factors, these sales opportunities may require us to devote greater sales support and engineering services resources to individual customers, driving up costs and time required to complete sales and diverting our own sales and engineering resources to a smaller number of larger transactions, while potentially delaying revenue recognition on transactions for which we must meet technical or implementation requirements. Furthermore, we may invest significant time and resources with no assurance that a sale will ever be made. We will also face challenges building and training an integrated sales force capable of fully addressing the services and features contained in all of the components in our communications and collaboration suite, as well as a staff of expert engineering and customer support personnel capable of addressing the full range of installation and deployment issues that can arise with a comprehensive suite of services like ours. Also, we have only limited experience in developing and managing sales channels and distribution arrangements for larger businesses. If we fail to effectively execute our strategy to target mid-market and larger distributed enterprises, our results of operations and our overall ability to grow our customer base could be materially and adversely affected.

In addition, larger customers may demand more features, integration services and customization. We have a limited history of selling our services to larger businesses and may experience new challenges in providing our cloud communications and collaboration services to large customers. If a customer is not satisfied with the quality of work performed by us or a third party or with the type of services or solutions delivered, then we could incur additional costs to address the situation, the profitability of that work might be impaired, and the customer’s dissatisfaction with our services could damage our ability to obtain additional work from that customer. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers.

Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue and increasing or maintaining profitability.

The business of cloud communications and collaboration services is competitive, and we expect it to become increasingly competitive in the future. We may also face competition from large Internet companies, any of which might launch its own cloud-based business communications services or acquire other cloud-based business communications companies in the future.

In connection with our cloud telephony services, we face competition from incumbent telephone companies, cable companies and alternative voice and video communication providers, including other providers of cloud telephony services. Because most of our target customers are already purchasing communications services from one or more of these providers, our success is dependent upon our ability to attract these customers away from their existing providers. The incumbent telephone companies are our primary competitors in cloud communications and collaboration. These competitors include AT&T, CenturyLink and Verizon

Communications as well as rural incumbents, such as Windstream. In addition, in connection with all of our collaboration and communications services, we face competition from traditional private branch exchange, or PBX, providers, including Cisco Systems and Avaya and other providers of cloud telephony and contact center services, such as Comcast, inContact, Microsoft and RingCentral.

Many of our current and potential competitors have longer operating histories, significantly greater resources and brand awareness, and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. Our competitors may also offer bundled service arrangements that offer a more complete or better integrated product to customers. Competition could decrease our prices, reduce our sales, lower our gross profits or decrease our market share. In addition, our customers are not subject to long-term contractual commitments to purchase our services and can terminate our service and switch to competitors’ offerings on short notice.

Given the significant price competition in the markets for our products, we are at a significant disadvantage compared to many of our competitors, especially those with substantially greater resources who may be better able to withstand an extended period of downward pricing pressure. The adverse impact of a shortfall in our revenues may be magnified by our inability to adjust our expenses to compensate for such shortfall. Announcements, or expectations, as to the introduction of new products and technologies by our competitors or us could cause customers to defer purchases of our existing products, which also could have a material adverse effect on our business, financial condition or operating results.

Because we recognize revenue from customer subscriptions over the term of the relevant contract, the effects of customer additions, cancellations and changes in subscribed services are not immediately reflected in full in our operating results.

As a subscription-based business, we recognize revenue over the term of each of our contracts, which generally range from one to five years. As a result, much of the revenue we report each quarter results from contracts entered into during previous quarters. Consequently, a shortfall in demand for our cloud communications and collaboration services or a decline in new or renewed contracts in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new sales or cancellations of our services and subscriptions from new customers or for additional services from existing customers will impact our ongoing monthly recurring revenue but will not be reflected fully in our operating results until future periods. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the contracts.

We have a history of losses and are uncertain of our future profitability.

We recorded operating income of $5.3 million for the six months ended September 30, 2013 and operating income of $23.6 million for the fiscal year ended March 31, 2013. We recorded operating income of approximately $7.2 million and $6.2 million for the fiscal years ended March 31, 2012 and 2011, respectively. We had an accumulated deficit of $104.8 million at September 30, 2013. Although we have achieved operating income in each of our four most recent fiscal years, we suffered operating losses in each of the three prior fiscal years and may incur operating losses in the future, which may be substantial. As we expand our geographic reach and service offerings, and further invest in research and development and sales and marketing, we will need to increase revenues in order to generate sustainable operating profit. Given our history of fluctuating revenues and operating losses, we cannot be certain that we will be able to maintain operating profitability on an annual basis or on a quarterly basis in the future.

A higher rate of customer cancellations would negatively affect our business by reducing our revenue or requiring us to spend more money to grow our customer base.

Our customers generally do not have long-term contracts with us and may discontinue their subscriptions for our services after the expiration of their subscription period, which range from one to five years. In addition, our customers may renew for lower subscription amounts or for shorter contract lengths. We may not accurately predict cancellation rates for our customers. Our cancellation rates may increase or fluctuate as a result of a number of factors, including customer usage, pricing changes, number of applications used by our customers, customer satisfaction with our service, the acquisition of our customers by other companies and deteriorating general economic conditions. If our customers do not renew their subscriptions for our service or decrease the amount they spend with us, our revenue will decline and our business will suffer.

Our rate of business customer terminations, or average monthly business customer churn (excluding cancellations within 30 days of sign-up), on a net basis, was 1.8% for the fiscal year ended March 31, 2013 compared with 2.0% for the fiscal year ended March 31, 2012, and was 1.5% in each of the second and first fiscal quarters of 2014, compared with 2.4% and 1.7% in the second and first quarters of fiscal 2013, respectively. Our business customer churn rate is not identical to our business customer service revenue churn rate, which generally has been lower than the business customer churn rate, and has ranged from 0.9% to 2.3% over the six consecutive quarters ended September 30, 2013. Our churn rate could increase in the future if customers are not satisfied with our service. Other factors, including increased competition from other providers of communications and collaborations services, alternative technologies, and adverse business conditions also influence our churn rate.

Because of churn, we must acquire new customers on an ongoing basis to maintain our existing level of customers and revenues. As a result, marketing expenditures are an ongoing requirement of our business. If our churn rate increases, we will have to acquire even more new customers in order to maintain our existing revenues. We incur significant costs to acquire new customers, and those costs are an important factor in determining our net profitability. Therefore, if we are unsuccessful in retaining customers or are required to spend significant amounts to acquire new customers beyond those budgeted, our revenue could decrease and our net income could decrease.

Although the majority of our billing arrangements with customers are prepaid, we regularly monitor the percentage of customers who cease to pay for our services due to closing or downsizing their business. In general, a majority of our customers may terminate their subscriptions for our services on 30 days’ notice. Even though our customer churn rates improved in fiscal 2013, we believe that approximately 50% of our total customer churn is related to customers’ financial condition and we cannot be certain that we will continue to experience the same improvement in churn rates given current economic conditions. Due to the length of our sales cycle, especially in adding new mid-market and larger distributed enterprises as customers, we may experience delays in acquiring new customers to replace those that have terminated our services. Such delays would be exacerbated if general economic conditions worsen. An increase in churn, particularly in challenging economic times, could have a negative impact on the results of our operations.

The impact of the current economic climate and adverse credit markets may impact demand for our products and services by our targeted customers.

The majority of our existing and target customers are in the SMB and mid-market business sectors. These businesses may be more likely to be significantly affected by economic downturns than larger, more established businesses. They also may be more likely to require working capital financing from local and regional banks whose lending activities have been reduced substantially since 2008, as a result of which many of our existing and target customers may lack the funds necessary to add new equipment and services such as ours. Additionally, these customers often have limited discretionary funds which they may choose to spend on items other than our products and services. If small and medium businesses continue to experience economic hardship, this could negatively affect the overall demand for our products and services, delay and lengthen sales cycles and lead to slower growth or even a decline in our revenue, net income and cash flows.

The market for cloud communications and collaboration services is subject to rapid technological change, and we depend on new product and service introductions in order to maintain and grow our business.

We operate in an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, manufacture, and sell new and enhanced cloud communications and collaboration products and services that provide higher levels of performance and reliability at lower cost. If we are unable to develop new services that address our customers’ needs, to deliver our applications in one seamless integrated product offering that addresses our customers’ needs, or to enhance and improve our services in a timely manner, we may not be able to achieve or maintain adequate market acceptance of our services. Our ability to grow is also subject to the risk of future disruptive technologies. Access and use of our services is provided via the cloud, which, itself, has been disruptive to the previous premise-based model. If new technologies emerge that are able to deliver communications and collaboration services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete.

Maintaining adequate research and development personnel and resources is essential to new product development and continued innovation, and we intend to increase our investment in research and development activities to add new features and services to our offerings. If we are unable to develop new features and services internally due to certain constraints, such as high employee turnover, lack of management ability or a lack of other research and development resources, we may miss market opportunities. Further, many of our competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. In addition, there is no guarantee that our research and development efforts will succeed, or that our new products and services will enable us to maintain or grow our revenue or recover our development costs. Our failure to maintain adequate research and development resources, to compete effectively with the research and development programs of our competitors and to successfully monetize our research and development efforts could materially and adversely affect our business and results of operations.

We may not be able to scale our business quickly enough to meet our customers’ growing needs and if we are not able to grow efficiently, our operating results could be harmed.

As usage of our communications and collaboration services by mid-market and larger distributed enterprises expands and as customers continue to integrate our services across their enterprises, we will need to devote additional resources to improving our application architecture, integrating our products and applications across our technology platform, integrating with third-party systems, and maintaining infrastructure performance. As our customers gain more experience with our services, the number of users and transactions managed by our services, the amount of data transferred, processed and stored by us, the number of locations where our service is being accessed, and the volume of communications managed by our services have in some cases, and may in the future, expand rapidly. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and services, to serve our growing customer base. Any failure of or delay in these efforts could cause impaired system performance and reduced customer satisfaction. These issues could reduce the attractiveness of our cloud communications and collaboration services to customers, resulting in decreased sales to new customers, lower renewal rates by existing customers, the issuance of service credits, or requested refunds, which could hurt our revenue growth and our reputation. Even if we are able to upgrade our systems and expand our staff, any such expansion will be expensive and complex, requiring management time and attention and increasing our operating expenses. We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure. Moreover, there are inherent risks associated with upgrading, improving and expanding our information technology systems. We cannot be sure that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. These efforts may reduce revenue and our margins and adversely impact our financial results.

To provide our services, we rely on third parties for all of our network connectivity and co-location facilities.

We currently use the infrastructure of third-party network service providers, including the services of Equinix, Inc., and Level 3 Communications, Inc., to provide all of our cloud services over their networks rather than deploying our own networks.

We also rely on third-party network service providers to originate and terminate substantially all of the PTSN calls using our cloud-based services. We leverage the infrastructure of third party network service providers to provide telephone numbers, PSTN call termination and origination services, and local number portability for our customers rather than deploying our own network throughout the United States. This decision has resulted in lower capital and operating costs for our business in the short-term, but has reduced our operating flexibility and ability to make timely service changes. If any of these network service providers cease operations or otherwise terminate the services that we depend on, the delay in switching our technology to another network service provider, if available, and qualifying this new service provider could have a material adverse effect on our business, financial condition or operating results. The rates we pay to our network service providers may also increase, which may reduce our profitability and increase the retail price of our service.

While we believe that relations with our current service providers are good, and we have contracts in place, there can be no assurance that these service providers will be able or willing to supply cost-effective services to us in the future or that we will be successful in signing up alternative or additional providers. Although we believe that we could replace our current providers, if necessary, our ability to provide service to our subscribers could be impacted during this any such transition, which could have an adverse effect on our business, financial condition or results of operations. The loss of access to, or requirement to change, the telephone numbers we provide to our customers also could have a material adverse effect on our business, financial condition or operating results.

Due to our reliance on these service providers, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our service or products or those of another vendor, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of some of these types of problems may seriously harm our business, financial condition or operating results.

Our physical infrastructure is concentrated in a few facilities and any failure in our physical infrastructure or services could lead to significant costs and disruptions and could reduce our revenue, harm our business reputation and have a material adverse effect on our financial results.

Our leased network and data centers are subject to various points of failure. Problems with cooling equipment, generators, uninterruptible power supply, routers, switches, or other equipment, whether or not within our control, could result in service interruptions for our customers as well as equipment damage. Because our services do not require geographic proximity of our data centers to our customers, our infrastructure is consolidated into a few large data center facilities. Any failure or downtime in one of our data center facilities could affect a significant percentage of our customers. The total destruction or severe impairment of any of our data center facilities could result in significant downtime of our services and the loss of customer data. Because our ability to attract and retain customers depends on our ability to provide customers with highly reliable service, even minor interruptions in our service could harm our reputation. Additionally, in connection with the expansion or consolidation of our existing data center facilities from time to time, there is an increased risk that service interruptions may occur as a result of server relocation or other unforeseen construction-related issues.

We have experienced interruptions in service in the past. While we have not experienced a material increase in customer attrition following these events, the harm to our reputation is difficult to assess. We have taken and continue to take steps to improve our infrastructure to prevent service interruptions, including upgrading our electrical and mechanical infrastructure. However, service interruptions continue to be a significant risk for us and could materially impact our business.

Any future service interruptions could:

•	cause our customers to seek damages for losses incurred;

•	require us to replace existing equipment or add redundant facilities;

•	affect our reputation as a reliable provider of hosting services;

•	cause existing customers to cancel or elect to not renew their contracts; or

•	make it more difficult for us to attract new customers.

Any of these events could materially increase our expenses or reduce our revenue, which would have a material adverse effect on our operating results.

We may also be required to transfer our servers to new data center facilities in the event that we are unable to renew our leases on acceptable terms, or at all, or the owners of the facilities decide to close their facilities, and we may incur significant costs and possible service interruption in connection with doing so. In addition, any financial difficulties, such as bankruptcy or foreclosure, faced by our third-party data center operators, or any of the service providers with which we or they contract, may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our data centers are unable to keep up with our increasing needs for capacity, our ability to grow our business could be materially and adversely impacted.

We depend on third-party vendors for IP phones and software endpoints, and any delay or interruption in supply by these vendors would result in delayed or reduced shipments to our customers and may harm our business.

We rely on third-party vendors for IP phones and software endpoints required to utilize our service. We currently do not have long-term supply contracts with any of these vendors. As a result, most of these third-party vendors are not obligated to provide products or services to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. The inability of these third-party vendors to deliver IP phones of acceptable quality and in a timely manner, particularly the sole source vendors, could adversely affect our operating results or cause them to fluctuate more than anticipated. Additionally, some of our products may require specialized or high-performance component parts that may not be available in quantities or in time frames that meet our requirements.

If we do not or cannot maintain the compatibility of our communications and collaboration software with third-party applications and mobile platforms that our customers use in their businesses, our revenue will decline.

The functionality and popularity of our communications and collaboration services depends, in part, on our ability to integrate our services with third-party applications and platforms, including enterprise resource planning, customer relations management, human capital management and other proprietary application suites. Third-party providers of applications and application programmable interfaces, or APIs, may change the features of their applications and platforms, restrict our access to their applications and platforms or alter the terms governing use of their applications and APIs and access to those applications and platforms in an adverse manner. Such changes could functionally limit or terminate our ability to use these third-party applications and platforms in conjunction with our services, which could negatively impact our offerings and harm our business. If we fail to integrate our software with new third-party back-end enterprise applications and platforms used by our customers, we may not be able to offer the functionality that our customers need, which would negatively impact our ability to generate revenue and adversely impact our business.

Our services also allow our customers to use and manage our cloud communications and collaboration services on smartphones, tablets and other mobile devices. As new smart devices and operating systems are released, we may encounter difficulties supporting these devices and services, and we may need to devote significant resources to the creation, support, and maintenance of our mobile applications. In addition, if we experience difficulties in the future integrating our mobile applications into smartphones, tablets or other mobile devices or if problems arise with our relationships with providers of mobile operating systems, such as those of Apple Inc. or Google Inc., our future growth and our results of operations could suffer.

If our software fails due to defects or similar problems, and if we fail to correct any defect or other software problems, we could lose customers, become subject to service performance or warranty claims or incur significant costs.

Our customers use our service to manage important aspects of their businesses, and any errors, defects, disruptions to our service or other performance problems with our service could hurt our reputation and may damage our customers’ businesses. Our services and the systems infrastructure underlying our communications and collaboration platform incorporate software that is highly technical and complex. Our software has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results. We implement bug fixes and upgrades as part of our regularly scheduled system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of defects, or the loss, damage or inadvertent release of confidential customer data, could cause our reputation to be harmed, and customers may elect not to purchase or renew their agreements with us and subject us to service performance credits, warranty claims or increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could materially adversely affect our operating results.

Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business.

Our technology platform incorporates software licensed from third parties, including some software, known as open source software, which we use without charge. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform to our customers, content creators and brand advertisers. In the future, we could be required to seek licenses from third parties in order to continue offering our platform, which licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our platform or discontinue use of portions of the functionality provided by our platform. In addition, the terms of open source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms. Our inability to use third party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of existing offerings, which could impair our business.

Our business depends on continued, unimpeded access to the Internet by us and our users, but Internet access providers and Internet backbone providers may be able to block, degrade or charge for access to or bandwidth use of certain of our products and services, which could lead to additional expenses and the loss of users.

Our products and services depend on the ability of our users to access the Internet, and certain of our products require significant bandwidth to work effectively. In addition, users who access our services and applications through mobile devices, such as smartphones and tablets, must have a high-speed connection, such as Wi-Fi, 3G, 4G or LTE, to use our services and applications. Currently, this access is provided by companies that have significant and increasing market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies and mobile communications companies. Some of these providers offer products and services that directly compete with our own offerings, which give them a significant competitive advantage. Some of these providers have stated that they may take measures that could degrade, disrupt or increase the cost of user access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings, while others, including some of the largest providers of broadband Internet access services, have committed to not engaging in such behavior. These providers have the ability generally to increase their rates, which may effectively increase the cost to our customers of using our cloud communications and collaboration services.

On December 23, 2010, the Federal Communications Commission, or FCC, adopted an order that imposes “network neutrality” obligations on providers of fixed and wireless broadband Internet access services, with wireless providers subject to a more limited set of rules. The FCC rules became effective on November 20, 2011. Numerous parties have appealed these rules, and these appeals have been consolidated before the U.S. Court of Appeals for the District of Columbia. We cannot predict the outcome of these appeals or the impact of these rules on our business at this time. Although we believe interference with access to our products and services is unlikely, broadband Internet access provider interference has occurred, in limited circumstances in the United States, and could result in a loss of existing users and increased costs, and could impair our ability to attract new users, thereby negatively impacting our revenue and growth.

Vulnerabilities to security breaches, cyber intrusions and other malicious acts could adversely impact our business.

Our operations depend on our ability to protect our network from interruption by damage from unauthorized entry, computer viruses or other events beyond our control. In the past, we may have been subject to denial or disruption of service, or DDOS, attacks by hackers intent on bringing down our services, and we may be subject to DDOS attacks in the future. We cannot assure you that our backup systems, regular data backups, security protocols, DDOS mitigation and other procedures that are currently in place, or that may be in place in the future, will be adequate to prevent significant damage, system failure or data loss.

Critical to our provision of service is the storage, processing, and transmission of confidential and sensitive data. We store, process and transmit a wide variety of confidential and sensitive information including credit card, bank account and other financial information, proprietary, trade secret or other data that may be protected by intellectual property laws, customers’ and employees’ personally identifiable information, as well as other sensitive information. We, along with others in the industry, will be subject to cyber threats and security breaches, either by third parties or employees, given the nature of the information we store, process and transmit. Our continued ability to securely store, process and transmit data is essential to our business.

We are aware of the risks associated with cyber threats and we have implemented a number of measures to protect ourselves from cyber attacks. Specifically, we have redundant servers such that if we suffer equipment or software failures in one location or on one set of servers, we have the ability to provide continuity of service. We actively monitor our network for cyber threats and implement protective measures periodically. We conduct vulnerability assessments and penetration testing and engage in remedial action based on such assessments. Depending on the evolving nature of cyber threats and the measures we may have to implement to continue to maintain the security of our networks and data, our profitability may be adversely be impacted or we may have to increase the price of our services that may make our offerings less competitive with other communications providers.

But, like all other companies in the marketplace, there is no guarantee that we will not be adversely impacted by cyber attacks. If our employees or third parties obtain unauthorized access to our network, or if our network is penetrated, our service could be disrupted and sensitive information could be lost, stolen or disclosed which could have a variety of negative impacts, including legal liability, investigations by federal and state law enforcement agencies, and exposure to fines or penalties, any of which could harm our business reputation and have a material negative impact on our business. In addition, to the extent we market our services as compliant with particular laws governing data privacy and security, such as HIPAA, a security breach that exposes protected information may make us susceptible to claims of false advertising and unfair trade practices for misrepresenting our level of compliance, in addition to any liability we may have for the breach itself.

Many governments have enacted laws requiring companies to notify individuals of data security incidents involving certain types of personal data. In addition, some of our customers contractually require notification of any data security compromise. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could materially and adversely affect our business and operating results.

There can be no assurance that any limitations of liability provisions in our contracts for a security breach would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and operating results.

Failure to comply with laws and contractual obligations related to data privacy and protection could have a material adverse effect on our business, financial condition and operating results.

We are subject to the data privacy and protection laws and regulations adopted by federal, state and foreign governmental agencies. Data privacy and protection is highly regulated, and may become the subject of additional regulation in the future. Privacy laws restrict our storage, use, processing, disclosure, transfer and protection of non-public personal information, including credit card data, provided to us by our customers. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We are also subject to the privacy and data protection-related obligations in our contracts with our customers and other third parties. Any failure, or perceived failure, by us to comply with federal, state, or international laws, including laws and regulations regulating privacy, data or consumer protection, or to comply with our contractual obligations related to privacy, could result in proceedings or actions against us by governmental entities or others, which could result in significant liability to us as well as harm to our reputation.

We could be liable for breaches of security on our website, fraudulent activities of our users, or the failure of third party vendors to deliver credit card transaction processing services.

A fundamental requirement for operating an Internet-based, worldwide communication and collaboration service and electronically billing our customers is the secure transmission of confidential information and media over public networks. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results. The law relating to the liability of providers of online payment services is currently unsettled and states may enact their own rules with which we may not comply. We rely on third party providers to process and guarantee payments made by our subscribers up to certain limits, and we may be unable to prevent our customers from fraudulently receiving goods and services. Our liability risk will increase if a larger fraction of transactions effected using our cloud-based services involve fraudulent or disputed credit card transactions. Any costs we incur as a result of fraudulent or disputed transactions could harm our business. In addition, the functionality of our current billing system relies on certain third party vendors delivering services. If these vendors are unable or unwilling to provide services, we will not be able to charge for our services in a timely or scalable fashion, which could significantly decrease our revenue and have a material adverse effect on our business, financial condition and operating results.

We must maintain Payment Card Industry Data Security Standard, or PCI DSS, compliance to bill our customers via credit card. If we fail to meet minimum-security standards for PCI DSS compliance, credit card providers such as American Express Company or Visa Inc. could refuse to process credit card transactions on our behalf and our ability to collect payments from our customers would be adversely impacted.

We may also experience losses due to subscriber fraud and theft of service. Subscribers have, in the past, obtained access to our service without paying for monthly service and international toll calls by unlawfully using our authorization codes or by submitting fraudulent credit card information. To date, such losses from unauthorized credit card transactions and theft of service have not been significant. We have implemented anti-fraud procedures in order to control losses relating to these practices, but these procedures may not be adequate to effectively limit all of our exposure in the future from fraud. If our procedures are not effective, consumer fraud and theft of service could significantly decrease our revenue and have a material adverse effect on our business, financial condition and operating results. In addition, software and security flaws in our software can result in unauthorized access to our core network resulting in damages such as fraudulent toll usage on our network.

Additionally, third parties have attempted in the past, and may attempt in the future, to fraudulently induce domestic and international employees, consultants or customers into disclosing sensitive information, such as user names, passwords or customer proprietary network information, or CPNI, or other information in order to gain access to our customers’ data or to our data. CPNI includes information such as the phone numbers called by a consumer, the frequency, duration, and timing of such calls, and any services/features purchased by the consumer, such as call waiting, call forwarding, and caller ID, in addition to other information that may appear on a consumer’s bill.

Natural disasters, war, terrorist attacks or malicious conduct could adversely impact our operations that could degrade or impede our ability to offer services.

As a provider of “cloud-based” services, our services rely on uninterrupted connection to the Internet through data centers and networks. Any interruption or disruption to our network, or the third parties on which we rely, could adversely impact our ability to provide service. Our network could be disrupted by circumstances outside of our control including natural disasters, acts of war, terrorist attacks or other malicious acts including, but not limited to, cyber attacks. Our headquarters, global networks operations center and one of our third-party data center facilities are located in the San Francisco Bay Area, a region known for seismic activity. Should any of these events occur and interfere with our ability to operate our network even for a limited period of time, we could incur significant expenses, lose substantial amounts of revenue, suffer damage to our reputation, and lose customers. Such an event may also impede our customers’ connections to our network, since these connections also occur over the Internet, and would be perceived by our customers as an interruption of our services, even though such interruption would be beyond our control. Any of these events could have a material adverse impact on our business.

We license technology from third parties that we do not control and cannot be assured of retaining.

We rely upon certain technology, including hardware and software, licensed from third parties. There can be no assurance that the technology licensed by us will continue to provide competitive features and functionality or that licenses for technology currently utilized by us or other technology which we may seek to license in the future, will be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain, existing licenses could result in delays or reductions in the installation and deployment of our cloud communications and collaboration services until equivalent technology or suitable alternative products could be developed, identified, licensed and integrated, and could harm our business. Software defects in the core IP and networking hardware we license from vendors, over which we have little or no control, can adversely affect our ability to deliver services to our customers and could harm our business. These licenses are on standard commercial terms made generally available by the companies providing the licenses. The cost and terms of these licenses individually are not material to our business.

Our infringement of a third party’s proprietary technology could disrupt our business.

There has been substantial litigation in the communications, cloud telephony services, semiconductor, electronics, and related industries regarding intellectual property rights and, from time to time, third parties may claim that we, our customers, our licensees or parties’ indemnified by us are infringing, misappropriating or otherwise violating their intellectual property rights. Third parties may also claim that our employees have misappropriated or divulged their former employers’ trade secrets or confidential information. Our broad range of current and former technology, including IP telephony systems, digital and analog circuits, software, and semiconductors, increases the likelihood that third parties may claim infringement by us of their intellectual property rights. For example, on May 2, 2008, we received a letter from AT&T Intellectual Property, L.L.C., or AT&T IP, expressing the belief that we must license a specified patent for use in our 8x8 broadband telephone service, as well as suggesting that we obtain a license to its portfolio of MPEG-4 patents for use with our video telephone products and services. At the same time, we began an evaluation of whether AT&T IP’s affiliated entities may need to license any of our patents or other intellectual property. We have continued to engage in discussions with AT&T IP to explore a mutually agreeable resolution of the parties’ respective assertions regarding these intellectual property issues. We are unable at this time to state whether we will enter into any license or cross-license agreements with AT&T IP or whether we ultimately anticipate any material effects on our operating results or financial condition as a consequence of these matters.

Certain technology necessary for us to provide our services may, in fact, be patented by other parties either now or in the future. If such technology were held under patent by another person, we would have to negotiate a license for the use of that technology, which we may not be able to negotiate at a price that is acceptable or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using such technology and offering products and services incorporating such technology.

We have recently been named as defendants in two patent infringement lawsuits. On February 22, 2011, we were named a defendant in a lawsuit, Bear Creek Technologies, Inc. v. 8x8, Inc. et al., along with 20 other defendants. On October 25, 2011, we were named a defendant in a lawsuit, Klausner Technologies, Inc. v. Oracle Corporation et al., along with 30 other defendants. If we are found to be infringing on the intellectual property rights of any third party in these lawsuits or other claims and proceedings that may be asserted against us in the future, we could be subject to monetary liabilities for such infringement, which could be material. We could also be required to refrain from using, manufacturing or selling certain products or using certain processes, either of which could have a material adverse effect on our business and operating results. From time to time, we have received, and may continue to receive in the future, notices of claims of infringement, misappropriation or misuse of other parties’ proprietary rights. There can be no assurance that we will prevail in these discussions and actions or that other actions alleging infringement by us of third party patents will not be asserted or prosecuted against us. Furthermore, lawsuits like these may require significant time and expense to defend, may divert management’s attention away from other aspects of our operations and, upon resolution, may have a material adverse effect on our business, results of operations, financial condition and cash flows. More information regarding the two pending suits is provided under Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Inability to protect our proprietary technology would disrupt our business.

We rely, in part, on trademark, copyright, and trade secret law to protect our intellectual property in the United States and abroad. We seek to protect our software, documentation, and other written materials under trade secret and copyright law, which afford only limited protection. We also rely, in part, on patent law to protect our intellectual property in the United States and internationally. As of November 1, 2013, we had been awarded 91 United States patents, more than 60 of which we currently hold and which we expect to expire between 2014 and 2032. We have additional United States and foreign patents pending. We cannot predict whether such pending patent applications will result in issued patents, and if they do, whether such patents will effectively protect our intellectual property. The intellectual property rights we obtain may not be sufficient to provide us with a competitive advantage, and could be challenged, invalidated, infringed or misappropriated. We may not be able to protect our proprietary rights in the United States or internationally (where effective intellectual property protection may be unavailable or limited), and competitors may independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any patent of ours.

We attempt to further protect our proprietary technology and content by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology.

Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of our proprietary rights or the rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on our business, financial condition, and operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

We may also be required to protect our proprietary technology and content in an increasing number of jurisdictions, a process that is expensive and may not be successful, or which we may not pursue in every location. In addition, effective intellectual property protection may not be available to us in every country, and the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States and elsewhere, and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage.

Acquisitions may divert our management’s attention, result in dilution to our stockholders and consume resources that are necessary to sustain our business.

On November 11, 2013, we entered into a definitive agreement for the acquisition of Voicenet, a provider of cloud communications and collaboration services in the United Kingdom. In fiscal 2012, we completed two acquisitions of businesses. In fiscal 2011, we completed one acquisition and one investment in another company. If appropriate opportunities present themselves, we may make additional acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include:

•	the difficulty of assimilating the operations and personnel of the combined companies;

•	the risk that we may not be able to integrate the acquired services or technologies with our current services, products, and technologies;

•	the potential disruption of our ongoing business;

•	the diversion of management attention from our existing business;

•	the inability of management to maximize our financial and strategic position through the successful integration of the acquired businesses;

•	difficulty in maintaining controls, procedures, and policies;

•	the impairment of relationships with employees, suppliers, and customers as a result of any integration;

•	the loss of an acquired base of customers and accompanying revenue;

•	the assumption of leased facilities, other long-term commitments or liabilities that could have a material adverse impact on our profitability and cash flow; and

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the dilution to our existing stockholders from the issuance of additional shares of common stock or reduction of earnings per outstanding share in connection with an acquisition that fails to increase the value of our company.

As a result of these potential problems and risks, among others, businesses that we may acquire or invest in may not produce the revenue, earnings, or business synergies that we anticipate. In addition, there can be no assurance that any potential transaction will be successfully completed or that, if completed, the acquired business or investment will generate sufficient revenue to offset the associated costs or other potential harmful effects on our business.

Our future operating results may vary substantially from period to period and may be difficult to predict.

Our historical operating results have fluctuated significantly and will likely continue to fluctuate in the future, and a decline in our operating results could cause our stock price to fall. On an annual and a quarterly basis, there are a number of factors that may affect our operating results, many of which are outside our control. These include, but are not limited to:

•	changes in market demand;

•	the timing of customer subscriptions for our cloud communications and collaboration services;

•	customer cancellations;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers;

•	lengthy sales cycles and/or regulatory approval cycles;

•	new product introductions by us or our competitors;

•	market acceptance of new or existing services and features;

•	the mix of our customer base and sales channels;

•	the mix of services sold;

•	the number of additional customers, on a net basis;

•	the amount and timing of costs associated with recruiting, training and integrating new employees;

•	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure;

•	continued compliance with industry standards and regulatory requirements;

•	introduction and adoption of our cloud communications and collaboration services in markets outside of the United States; and

•	general economic conditions.

Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this were to occur, the price of our common stock would likely decline significantly.

Our products must comply with industry standards, FCC regulations, state, local, country-specific and international regulations, and changes may require us to modify existing products and/or services.

In addition to reliability and quality standards, the market acceptance of telephony over broadband IP networks is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Our cloud-based communications and collaboration services rely heavily on communication standards such as SIP, MGCP and network standards such as TCP/IP and UDP to interoperate with other vendors’ equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular application, and about the definition of the standards themselves. These standards, as well as audio and video compression standards, continue to evolve. We also must comply with certain rules and regulations of the FCC regarding electromagnetic radiation and safety standards established by Underwriters Laboratories, as well as similar regulations and standards applicable in other countries. Standards are frequently modified or replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. We must comply with certain federal, state and local requirements regarding how we interact with our customers, including marketing practices, consumer protection, privacy, and billing issues, the provision of 9-1-1 emergency service and the quality of service we provide to our customers. The failure of our products and services to comply, or delays in compliance, with various existing and evolving standards could delay or interrupt volume production of our communications and collaboration services, subject us to fines or other imposed penalties, or harm the perception and adoption rates of our service, any of which would have a material adverse effect on our business, financial condition or operating results.

For example:

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Reform of federal and state Universal Service Fund programs could increase the cost of our service to our customers diminishing or eliminating our pricing advantage. The FCC and a number of states are considering reform or other modifications to Universal Service Fund programs. Should the FCC or certain states adopt new contribution mechanisms or otherwise modify contribution obligations that increase our contribution burden, we will either need to raise the amount we currently collect from our customers to cover this obligation or absorb the costs, which would reduce our profit margins. Furthermore, the FCC has ruled that states can require us to contribute to state Universal Service Fund programs. A number of states already require us to contribute, while others are actively considering extending their programs to include the services we provide. We currently pass-through Universal Service Fund contributions to our customers, which may result in our services becoming less competitive as compared to those provided by others.

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We may become subject to state regulation for certain service offerings. Certain states take the position that offerings by VoIP providers, like us, are intrastate and therefore subject to state regulation. These states argue that if the beginning and end points of communications are known, and if some of these communications occur entirely within the boundaries of a state, the state can regulate that offering. We believe that the FCC has preempted states from regulating VoIP services like ours in the same manner as providers of traditional telecommunications services. We cannot predict how this issue will be resolved or its impact on our business at this time.

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The FCC and Congress are investigating call completion rates to rural areas of the United States. It is possible that we, like other providers in the communications marketplace, may be subject to fines or other enforcement actions should the FCC determine that our call completion rates to rural areas are, or have been, unacceptable.

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The FCC may require providers like us to comply with regulations related to how we present bills to customers. The adoption of such obligations may require us to revise our bills and may increase our costs of providing service which could either result in price increases or reduce our profitability.

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The FCC adopted rules concerning disabilities access requirements that may expand disabilities access requirements to additional services we offer. We cannot predict whether we will be subject to additional accessibility requirements or whether any of our service offerings that are not currently subject to disabilities access requirements will be subject to such obligations.

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There may be risks associated with our ability to comply with requirements of the Telecommunications Relay Service. The FCC requires providers of interconnected VoIP services to comply with certain regulations pertaining to people with disabilities and to contribute to the Telecommunications Relay Services fund. We are also required to offer 7-1-1 abbreviated dialing for access to relay services.

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There may be risks associated with our ability to comply with the requirements of federal law enforcement agencies. The FCC requires all interconnected VoIP providers to comply with the Communications Assistance for Law Enforcement Act, or CALEA. The FCC allows VoIP providers to comply with CALEA through the use of a service provided by a trusted third party with the ability to extract call content and call-identifying information from a VoIP provider’s network.

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The FCC may require us to deploy an E-911 service that automatically determines the location of our customers. On June 1, 2007, the FCC released a Notice of Proposed Rulemaking, or the VoIP E-911 order, in which it tentatively concluded that all interconnected VoIP providers that allow customers to use their service in more than one location (nomadic VoIP service providers, such as us), must utilize an automatic location technology that meets the same accuracy standards which apply to providers of commercial mobile radio services (mobile phone service providers) Since then, the FCC has been conducting proceedings and inquiries concerning the implementation of such a rule. The outcome of these proceedings cannot be determined at this time and we may or may not be able to comply with any such obligations that may be adopted. At present, we currently have no means to automatically identify the physical location of one of our customers on the Internet. We cannot guarantee that emergency calling service consistent with the VoIP E-911 order will be available to all of our customers, especially those accessing our services from outside of the United States. The FCC’s current VoIP E-911 order or follow-on orders or clarifications or their impact on our customers due to service price increases or other factors could have a material adverse effect on our business, financial condition or operating results.

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The FCC adopted orders reforming the system of payments between regulated carriers that we partner with to interface with the public switch telephone network. The FCC reformed the system under which regulated providers of telecommunications services compensate each other for various types of traffic, including VoIP traffic that terminates on the PSTN and applied new call signaling requirements to VoIP providers and other service providers. The FCC’s new rules require, among other things, interconnected VoIP providers, like us, that originate interstate or intrastate traffic destined for the PSTN, to transmit the telephone number associated with the calling party to the next provider in the call path. Intermediate providers must pass calling party number or charge number signaling information they receive from other providers unaltered, to subsequent providers in the call path. While we believe we are in compliance with this rule, to the extent that we pass traffic that does not have appropriate calling party number or charge number information, we could be subject to fines, cease and desist orders, or other penalties. The FCC’s Order reforming payments between carriers for various types of traffic also includes a Further Notice of Proposed Rulemaking. Depending on the rules adopted by the FCC in this proceeding, the payments we make to underlying carriers to access the PSTN may increase, which may result in us increasing the retail price of our service, potentially making our offering less competitive with traditional providers of telecommunications services, or may reduce our profitability.

Our emergency and E-911 calling services are different from those offered by traditional wireline telephone companies and may expose us to significant liability. There may be risks associated with limitations associated with E-911 emergency dialing with the 8x8 service.

Both our emergency calling service and our E-911 calling service are different, in significant respects, from the emergency calling services offered by traditional wireline telephone companies. In each case, the differences may cause significant delays, or even failures, in callers’ receipt of the emergency assistance they need.

The FCC may determine that our nomadic emergency calling service does not satisfy the requirements of its VoIP E-911 order because, in some instances, our nomadic emergency calling service requires that we route an emergency call to a national emergency call center instead of connecting our customers directly to a local public-safety answering point through a dedicated connection and through the appropriate selective router.

Delays our customers may encounter when making emergency services calls and any inability of the answering point to automatically recognize the caller’s location or telephone number can result in life threatening consequences. Customers may, in the future, attempt to hold us responsible for any loss, damage, personal injury or death suffered as a result of any failure of our E-911 services. In July 2008, the President signed into law the New and Emerging Technologies 911 Improvement Act of 2008. The law provides public safety entities, interconnected VoIP providers and others involved in handling 911 calls the same liability protections when handling 911 calls from interconnected VoIP users as from mobile or wired telephone service users. The applicability of the liability protections to our national call center service is unclear at the present time. Also, we may be exposed to liability for 911 calls made prior to the adoption of this new law although we are unaware of any such liability.

Increased energy costs, power outages, and limited availability of electrical resources may adversely affect our operating results.

Our data centers are susceptible to increased costs of power and to electrical power outages. Our customer contracts do not contain provisions that would allow us to pass on any increased costs of energy to our customers, which could affect our operating margins. Any increases in the price of our services to recoup these costs could not be implemented until the end of a customer contract term. Further, power requirements at our data centers are increasing as a result of the increasing power demands of today’s servers. Increases in our power costs could impact our operating results and financial condition. Since we rely on third parties to provide our data centers with power sufficient to meet our needs, our data centers could have a limited or inadequate amount of electrical resources necessary to meet our customer requirements. We attempt to limit exposure to system downtime due to power outages by using backup generators and power supplies. However, these protections may not limit our exposure to power shortages or outages entirely. Any system downtime resulting from insufficient power resources or power outages could damage our reputation and lead us to lose current and potential customers, which would harm our operating results and financial condition.

Decreasing telecommunications rates and increasing regulatory charges may diminish or eliminate our competitive pricing advantage versus legacy providers.

Decreasing telecommunications rates may diminish or eliminate the competitive pricing advantage of our services, while increased regulation and the imposition of additional regulatory funding obligations at the federal, state and local level could require us to either increase the retail price for our services, thus making us less competitive, or absorb such costs, thus decreasing our profit margins. International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate these rates will continue to decline in all of the markets in which we do business or expect to do business. Users who select our services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers if such pricing differentials diminish or disappear, however, and we will be unable to use such pricing differentials to attract new customers in the future. Continued rate decreases would require us to lower our rates to remain competitive and would reduce or possibly eliminate any gross profit from our services. In addition, we may lose subscribers for our services.

Because our long-term growth strategy involves further expansion of our sales to customers outside the United States, our business will be susceptible to risks associated with international operations.

A component of our growth strategy involves the further expansion of our operations and customer base internationally. We recently entered into a definitive agreement to acquire UK-based Voicenet, demonstrating our commitment to expand our business outside of North America. The risks and challenges associated with sales of our cloud communications and collaboration services to customers outside North America are different in some ways from those associated with sales in North America, and we have a limited history addressing those risks and meeting those challenges. Our current international operations and future initiatives will involve a variety of risks, including:

•	localization of our service, including translation into foreign languages and associated expenses;

•	changes in a specific country’s or region’s political or economic conditions;

•	unexpected changes in regulatory requirements, taxes or trade laws;

•	more stringent regulations relating to data security and the unauthorized use of, or access to, commercial and personal information, particularly in the European Union;

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differing labor regulations, especially in the European Union, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

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challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure and legal compliance costs associated with international operations;

•	different pricing environments, longer sales cycles, longer accounts receivable payment cycles and other collection difficulties;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general preferences for local vendors;

•	limited or insufficient intellectual property protection;

•	political instability or terrorist activities;

•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act and similar laws and regulations in other jurisdictions; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

We have limited experience in operating our business internationally, which increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business and operating results will suffer.

Our ability to offer services outside the United States is subject to different local regulatory environments, which may be unknown, complicated and uncertain.

Regulatory treatment of VoIP telephony and cloud-based services outside the United States varies from country to country and often the laws are unclear. In January 2013, we launched our Virtual Office services in Canada. We currently distribute our products and services directly to consumers and through resellers that may be subject to telecommunications regulations in their home countries. The failure by us or our customers and resellers to comply with these laws and regulations could reduce our revenue and profitability. Because of our relationship with the resellers, some countries may assert that we are required to register as a telecommunications provider in that country. In such case, our failure to do so could subject us to fines or penalties. In addition, some countries are considering subjecting VoIP services to the regulations applied to traditional telephone companies. Regulatory developments such as these could have a material adverse effect on the use of our services in international locations.

As we expand our operations internationally, we expect to become subject to additional government regulations. Such regulations include, but are not limited to: licensing obligations, emergency services obligations, data retention and transfer laws and regulations, privacy laws and regulations, consumer protection, national security laws and regulations, law enforcement obligations, financial reporting, surcharge and other fees that must be collected and remitted as well as other laws and regulations. For example, as a provider of electronic communications services in the UK, we are subject to regulation in the UK by the Office of Communications. Some of these regulatory obligations include providing access to emergency call services (E999/112); providing access to operator assistance, directories and directory enquiry services, offering contracts with minimum terms, providing and publishing certain information transparently, providing itemized billing, protecting customer information (including personal data); porting phone numbers upon a valid customer request and implementing a code of practice. We are also required to comply with laws and matters relating to, among other things, competition law, distance selling, e-commerce and consumer protection. We must also comply with various reporting and recordkeeping requirements.

In some cases, the relevant laws may be uncertain or unsettled complicating our ability to comply and may subject us to fines, penalties or other enforcement actions. It is possible that we could be subject to civil and criminal liabilities that may damage our business reputation and brand. Moreover, any changes in laws, regulations or enforcement policies may expose us to unknown civil and criminal risks that could requires us to modify our offerings or expose us to fines, penalties or other enforcement actions, or compel us to require with onerous obligations that we either were not previously subject or did not foresee. We may be required to exit certain foreign markets should such changes make the provision of our service unprofitable, too costly, too risky or for other reasons that could adversely impact our profitability, or our ability to compete effectively with other service providers. Any of these occurrences could negatively impact our brand and our business reputation.

We will also become subject to risks associated with changes in the regulatory structure of the telecommunications services marketplace in international markets. As in the United States, we will continue to depend on underlying carriers to terminate our traffic to the PSTN in each country where we offer services. As countries evaluate and change intercarrier payment schemes, remove and impose new obligations, our costs to provide service may increase. This could require us either to reduce our profitability or raise the price of our service which may make our offerings less competitive with other providers in the marketplace. We may have to exit markets that we previously thought would be profitable which could negatively impact our business, and damage our brand and reputation.

We support local number portability, or LNP, which allows our customers to retain their existing telephone numbers when subscribing to our services. A new customer of our services must maintain both the new 8x8 service and the customer’s existing telephone service during the number transfer process. By comparison, transferring wireless telephone numbers among wireless service providers generally takes several hours, and transferring wireline telephone numbers among traditional wireline service providers generally takes a few days. In foreign countries, we anticipate longer delays in porting existing telephone numbers. The additional delay that we experience is due to our reliance on third party carriers to transfer the numbers, as well as the delay the existing telephone service provider may contribute to the process. Local number portability is considered an important feature by many potential customers, especially our business customers, and if we fail to reduce related delays, we may experience increased difficulty in acquiring new customers or retaining existing customers.

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our communications and collaboration services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other key employees who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees are bound by employment agreements for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of, and negatively impact our ability to sell our services which could adversely affect our financial results and impair our growth. We currently do not maintain key person life insurance policies on any of our employees.

We may need to raise additional capital to support our future operations.

As of September 30, 2013, we had cash and cash equivalents and investments of approximately $61.3 million. While we believe these funds are sufficient to meet our current and anticipated liquidity requirements, we may need to raise additional capital to pursue our strategic objectives. We may seek additional funding through public or private equity or debt financing, including pursuant to the shelf registration statement of which this prospectus supplement is a part. We might decide to raise additional debt or equity capital at such times and upon such terms as management considers favorable and in our interests, but we cannot be certain that we will be able to complete offerings of our securities at such times and on such terms as we may consider desirable for us. Any such financings may be upon terms that are dilutive to existing stockholders. We may not be able to obtain such additional financing as needed on acceptable terms, or at all, which may require us to reduce our operating costs and other expenditures, including reductions of personnel and capital expenditures.

Risks Related to this Offering and Owning Our Common Stock

Our stock price has been highly volatile, and the value of an investment in our common stock may decline.

The trading price of our common stock has been, and is likely to continue to be volatile, and could decline substantially within a short period of time. For example, in the twelve-month period ending November 14, 2013, our trading price has ranged from $5.73 to $12.42. The trading price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus supplement, these factors include:

•	our operating performance and the operating performance of similar companies;

•	announcements of technical innovations, new products or new contracts by us or our competitors;

•	the overall performance of the equity markets;

•	the number of shares of our common stock publicly owned and available for trading;

•	threatened or actual litigation;

•	changes in laws or regulations relating to our services;

•	any major change in our board of directors or management, or other key personnel;

•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of shares by our directors or management; and

•	developments with respect to patents or proprietary rights, or general political and economic conditions.

In addition, the stock market has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of listed companies. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Future sales of our common stock by stockholders could depress the market price of our common stock.

Upon completion of this offering, we will have 85,664,127 outstanding shares of our common stock, based on the number of shares outstanding as of October 31, 2013 (87,539,127 shares of common stock if the underwriters exercise in full their option to purchase additional shares from us). As of the lock-up termination date, which is 90 days from the date of this prospectus supplement, all shares of our common stock will be freely transferable without restriction or registration under the Securities Act of 1933, or the Securities Act, except for shares held by our “affiliates,” which remain subject to the restrictions in Rule 144 under the Securities Act, and as set forth in the following paragraph.

Subject to certain exceptions described under the caption “Underwriting,” in connection with this offering, we and our directors and executive officers, who as of October 31, 2013 held in aggregate 1,047,593 shares, or 1.4%, of our common stock, have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of our common stock without the permission of the representatives, for a period of 90 days from the date of this prospectus supplement. When the 90-day lock-up period expires, we and our locked-up stockholders will be able to sell our shares in the public market, subject to prior registration or qualification for an exemption from registration including, the case of shares held by affiliates, compliance with the volume limitation, manner of sale and notice provisions of Rule 144. In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. See “Underwriting” elsewhere in this prospectus supplement. Sales of a substantial number of such shares upon expiration (or the perception that such sales may occur), or early release, of the lock-up could cause our share price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, as of October 31, 2013, there were 8,206,816 shares of our common stock subject to options, restricted stock units, or RSUs, and stock purchase rights outstanding, and 1,913,370 shares of our common stock available for grant under our equity incentive plans. These shares may be sold in the public market upon issuance and once vested, subject to the restrictions provided under the terms of the applicable plan or award agreement. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If securities or industry analysts publish inaccurate or unfavorable research about our business, cease coverage of our company or make projections that exceed our actual results, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Furthermore, such analysts publish their own projections regarding our actual results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if we fail to meet analysts’ projections.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including expanding sales and marketing, research and development. We also may use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to our business, although no such acquisitions, other than our pending acquisition of Voicenet, are subject to any plan or arrangement or are being negotiated as of the date of this prospectus supplement, and no portion of the net proceeds has been allocated for any specific acquisition. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Certain provisions in our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors, including, among other things:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a special meeting of stockholders may be called only by a majority vote of our Board of Directors, the Chairman of our Board of Directors, our Chief Executive Officer or by

stockholders holdings shares of our common stock representing in the aggregate a majority of votes then outstanding, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the ability of our board of directors, by majority vote, to amend our amended and restated bylaws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend our amended and restated bylaws to facilitate a hostile acquisition; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to certain anti-takeover provisions under the General Corporation Law of the State of Delaware, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or (i) our board of directors approves the transaction prior to the stockholder acquiring the 15% ownership position, (ii) upon consummation of the transaction that resulted in the stockholder acquiring the 15% ownership position, the stockholder owns at least 85% of the outstanding voting stock (excluding shares owned by directors or officers and shares owned by certain employee stock plans) or (iii) the transaction is approved by the board of directors and by the stockholders at an annual or special meeting by a vote of 66 2/3% of the outstanding voting stock (excluding shares held or controlled by the interested stockholder). These provisions in our restated certificate of incorporation and amended and restated bylaws and under Delaware law could discourage potential takeover attempts.

We do not intend to pay dividends for the foreseeable future.

We never have declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain any future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in, or incorporated by reference into this prospectus supplement and the accompanying prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those described in the section entitled “Risk Factors” above and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	market acceptance of new or existing services and features;

•	success of our efforts to target mid-market and larger distributed enterprises;

•	changes in the competitive dynamics of the markets in which we compete;

•	customer cancellations and rate of churn;

•	impact of current economic climate and adverse credit markets on our target customers;

•	our ability to scale our business;

•	our reliance on infrastructure of third-party network services providers;

•	risk of failure in our physical infrastructure;

•	risk of failure of our software;

•	our ability to maintain the compatibility of our software with third-party applications and mobile platforms;

•	continued compliance with industry standards and regulatory requirements;

•	risks relating to our strategies and objectives for future operations, including the execution of integration plans and realization of the expected benefits of our acquisitions;

•	the amount and timing of costs associated with recruiting, training and integrating new employees;

•	introduction and adoption of our cloud communications and collaboration services in markets outside of the United States; and

•	general economic conditions.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described in the section entitled “Risk Factors” above and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition. You should evaluate all forward-looking statements made or incorporated by reference in this prospectus supplement in the context of these risks and uncertainties.

Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

MARKET DATA

Unless otherwise indicated, information included or incorporated by reference in this prospectus supplement concerning our industry and the market in which we operate, including our market opportunity and market size, is derived from information from various sources, including TechNavio, Gartner, Frost & Sullivan and IDC, or based on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any of the third-party market data and forecasts included or incorporated by reference in this prospectus supplement, and our internal research and analysis has not been verified by any independent source. While we believe the market position, market opportunity and market size information included or incorporated by reference in this prospectus supplement is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be approximately $109.3 million (or approximately $125.8 million if the option to purchase additional shares of common stock we have granted to the underwriters is exercised in full), at the public offering price of $9.25 per share and after deducting underwriting discounts and commissions and our estimated offering expenses.

On November 11, 2013, we entered into a share purchase agreement with the shareholders and optionholders of Voicenet Solutions Limited, or Voicenet, a provider of cloud communications and collaboration services in the United Kingdom. The agreement provides for us to purchase all of the shares of Voicenet for approximately $18.4 million in cash, of which approximately $15.4 million would be paid at closing and the remaining $3.0 million would be placed in escrow and eligible for release to the Voicenet shareholders and optionholders in installments on the first and second anniversaries of the closing date. The shares of Voicenet would be acquired and held by a wholly-owned subsidiary we recently formed in the United Kingdom, so that Voicenet would become an indirect, wholly-owned subsidiary of ours upon closing. The transaction is expected to close by the end of the current fiscal quarter and is subject to customary closing conditions.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including expanding sales and marketing and research and development. We also may use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to our business, although no such acquisitions, other than our pending acquisition of Voicenet, are subject to any plan or arrangement or are being negotiated as of the date of this prospectus supplement, and no portion of the net proceeds has been allocated for any specific acquisition.

The amounts we plan to spend on each area of our operations, including capital expenditures as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors, which consists of investments in short-term, investment-grade securities.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market under the symbol “EGHT.”

The following table sets forth the range of high and low sale prices for each period indicated:

Period	High	Low
Fiscal 2014:
First quarter	$8.39	$6.28
Second quarter	$11.00	$8.25
Third quarter (through November 14, 2013)	$12.42	$9.26
Fiscal 2013:
First quarter	$4.36	$3.80
Second quarter	$7.02	$4.14
Third quarter	$7.58	$5.62
Fourth quarter	$7.95	$6.00
Fiscal 2012:
First quarter	$4.97	$2.80
Second quarter	$5.44	$3.00
Third quarter	$4.67	$3.13
Fourth quarter	$4.73	$3.11

As of October 31, 2013, there were 287 holders of record of our common stock. On November 14, 2013, the last sale price of the shares as reported on the NASDAQ Global Select Market was $9.50 per share.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on an actual basis and on an as adjusted basis after giving effect to the sale by us of the 12,500,000 shares of common stock offered hereby at the public offering price of $9.25 per share and after deducting underwriting discounts and commissions and our estimated offering expenses payable by us (assuming no exercise of the option to purchase additional shares of common stock we have granted to the underwriters). Our cash and cash equivalents on an as adjusted basis has been calculated without giving effect to our pending acquisition of Voicenet for approximately $18.4 million in cash.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Where You Can Find Additional Information.”

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$59,345	$168,689

Stockholders’ equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.001 par value; 200,000,000 shares authorized; 73,136,643 shares (actual) and 85,636,643 shares (as adjusted) issued and outstanding	73	86
Additional paid-in capital	250,147	359,478
Accumulated other comprehensive loss	(91)	(91)
Accumulated deficit	(104,809)	(104,809)

Total stockholders’ equity	145,320	254,664

Total capitalization	$145,320	$254,664

The number of shares of our common stock to be outstanding after this offering is based upon 73,136,643 shares outstanding as of September 30, 2013. This number does not include:

•	4,124,939 shares of common stock issuable upon exercise of outstanding exercisable stock options with a weighted average exercise price of approximately $1.92 per share;

•	2,305,576 shares of common stock issuable upon exercise of outstanding stock options that are not currently exercisable;

•	1,733,405 shares of common stock issuable upon vesting of unvested restricted stock units and stock purchase rights;

•	2,011,862 shares of common stock available for future issuance under our stock option plans; and

•	359,420 shares of common stock available for sale under our employee stock purchase plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of the option to purchase additional shares of common stock.

BUSINESS

Overview

We are a leading provider of UCC services in the cloud for SMBs and mid-market and distributed enterprises. We deliver a broad suite of UCC services to in-office and mobile devices spanning cloud telephony, virtual contact center, virtual meeting and virtual desktop through our proprietary unified SaaS platform. We currently serve over 35,000 business customers with over 400,000 subscriptions, making us a leading provider of UCC services in the cloud. Our software abstracts complex networking, redundancy, security and interconnection requirements to provide a seamless and easy-to-use solution for our customers. Our software also integrates with leading ERP, CRM, HCM and other third-party application suites, such as Salesforce.com and NetSuite, to provide organizations an integrated, fully functional business communications and collaboration experience that is critical to operate their businesses.

The core of our platform is two technologies that deliver the functionality needed to meet today’s business communications and collaboration requirements. Our Infrastructure Manager software abstracts complex global interconnectivity between VoIP and PSTN, enabling a turnkey UCC solution for our customers. Our Integration Manager software integrates with third-party applications, allowing our customers to access important data while communicating with their clients or collaborating with colleagues. These core components of our software platform enable rapid workspace and phone provisioning and seamless deployment of our UCC services globally. Furthermore, we have invested heavily in complying with state and federal regulations, including FISMA, HIPAA, HITECH and PCI DSS.

Our customers range from startups to large, distributed enterprises. We offer customers a secure, turnkey solution which can be deployed easily through our proprietary integrated cloud services, spans the breadth of communications and collaboration needs and is provided reliably and at an affordable cost. This allows customers to focus on their business instead of trying to manage the complexities of deploying UCC platforms and integrating these platforms with other applications that have already been outsourced to the cloud, such as ERP, CRM and/or HCM.

Our Industry

Businesses are increasingly focused on utilizing mobility and UCC solutions to enable increased productivity, improve interactions with customers and partners, and enhance organizational agility and responsiveness. Legacy solutions have proven to be increasingly expensive and cumbersome and do not meet these evolving business requirements. Companies of all sizes are managing an increasingly mobile and globally distributed workforce that seeks to leverage multiple means of communication and collaboration, including voice, text, video and desktop. The rapid rise of mobile devices in the enterprise has created demand for “bring your own device,” or BYOD, provisioning capabilities. Additionally, companies are looking to increase their competitive edge by integrating ERP, CRM and HCM applications and other back-office information technology, or IT, systems with their communications and collaboration systems. Finally, as cyber threats proliferate and hackers become more sophisticated, voice and data security and compliance are at the forefront of business requirements. Legacy providers have struggled to keep up with the new business paradigm and continue to require long, high-touch sales and setup cycles in an effort to solve carrier and hardware complexity. New cloud-based providers deliver point solutions and typically do not provide a secure, comprehensive UCC platform in the cloud.

We view our addressable market to be large and underpenetrated. We believe that our direct addressable market today, comprised of UCaaS, cloud-based Contact Center, virtual meeting and WaaS, is approximately $2.9 billion in aggregate worldwide, growing at a CAGR of 24.7% and is expected to be $7.1 billion by 2016 based on third-party research. As enterprises shift away from a patchwork of on-premise PBX solutions to fully integrated cloud UCC solutions, we believe our long-term addressable market may approach more than $30 billion. We see this enterprise shift occurring with mid-market and distributed enterprises and believe we are early in the adoption cycle.

Cloud Market Opportunity

We believe that the addressable market for our unified cloud communications and collaboration services is large, growing and underpenetrated. Our services directly address multiple markets. According to TechNavio, an independent research firm, the worldwide UCaaS market will grow at a 24.6% CAGR from $2.0 billion in 2012 to $4.9 billion in 2016. Gartner forecasts that the cloud-based Contact Center market will grow at a 18.5% CAGR from $467 million in 2012 to $921 million in 2016. The global web event services market is forecasted by Frost & Sullivan to grow at a 15.4% CAGR from $354 million in 2012 to $628 million in 2016. Finally, IDC forecasts the worldwide hosted WaaS market will grow from $87 million in 2012 to $661 million in 2016. We address these markets with our Virtual Office, Virtual Contact Center, Virtual Meeting and Virtual Desktop solutions, respectively.

We believe the market has reached an inflection point where existing legacy providers are unable to provide a broad UCC solution, and the adoption of cloud-based UCC services will increase as companies embrace its significant benefits.

Legacy Approaches are Cumbersome and Expensive

Companies are facing increasing complexity with deployments of communications and collaboration services. The exponential growth and variety of mobile devices (with employees seeking to import their personal devices into the workplace environment), a globally distributed workforce, demand for full functionality with third-party applications and other back office IT systems and increasing security and regulatory concerns create numerous challenges for companies seeking a comprehensive UCC solution, including:

•

Hardware/Software Vendor, Carrier and Sub-Carrier Complexity. Establishing connectivity and communications through the myriad of hardware and software vendors, carriers, sub-carriers and international carriers is becoming ever more complex. Companies need reliable connectivity without complex configurations that require long lead times to implement.

•

Device Proliferation / BYOD. The exponential growth of mobile devices has resulted in BYOD in the workplace and, as a result, has increased companies’ need for communications and collaboration services in order to improve employee productivity. Furthermore, companies need to manage and secure voice and data while protecting customer privacy.

•

Globally Distributed Enterprises and Workforces. Companies of all sizes and their employees are distributed globally and there is a need to support communications and collaboration across locations and between employees on a unified system that can be easily deployed and work reliably.

•

Applications Requirements. As companies look to gain an edge in an increasingly competitive environment, ERP applications help improve efficiency while CRM applications help manage and streamline customer interactions and HCM applications facilitate communication with companies’ employees. Many of these applications provide additional benefits and improved productivity when integrated with a communications and collaborations suite, allowing employees to communicate information quickly.

•

Compliance. Increasing regulations and compliance procedures add complexity to the already difficult task of managing communications for dozens or hundreds of employees. Companies need a way to secure data and prevent fraudulent use of communication services. Additionally, a continually evolving regulatory environment requires complex software to secure voice and data communications and comply with privacy protection regulations.

•	Cost of Deployment. In addition to these complex requirements, chief information officers are facing increased budget scrutiny and a need to implement a scalable solution at an affordable cost.

Shortcomings of Existing Solutions

The current market is primarily comprised of two categories of solutions that are unable to adequately address today’s business communications and collaboration requirements:

•

Legacy Providers. Legacy providers typically provide on-premise solutions that require a long, complex and high-touch sales and setup process with proprietary hardware. These on-premise solutions are difficult to deploy and expensive to maintain in multiple locations for a globally distributed workforce. In addition, the legacy solutions do not provide the resiliency and business continuity capabilities required by customers.

•

Point Solution Providers. New cloud providers have emerged to address the need for rapid provisioning and simple deployment of communications or collaboration software. However, these solutions are typically siloed and do not currently provide a comprehensive communications and collaboration suite.

The 8x8 Solution

The 8x8 solution runs on our unified software platform. At the core of our platform are two central technologies delivering functionality for today’s business requirements. Our Infrastructure Manager abstracts complex global interconnectivity between VoIP and traditional PSTN to provide easy-to-use connectivity for our customers. Our Integration Manager integrates with third-party applications, including Salesforce.com, Microsoft Dynamics, NetSuite and many others, to provide integrated applications functionality within our communications and collaboration services. We have been awarded 91 United States patents, more than 60 of which we currently hold. Our solution provides the following key benefits:

•

Comprehensive SaaS Suite. Our services consist of Virtual Office, Virtual Contact Center, Virtual Meeting and Virtual Desktop, providing a single platform for our customers’ UCC needs. Our platform is integrated and enables cross-suite functionality. Our customers receive transparent subscription pricing without the billing complexities and minute overages typically associated with traditional providers. Furthermore, software updates and related services are delivered without complex hardware or on-premise infrastructure upgrade cycles and can significantly reduce set-up times.

•

Rapid Cloud Provisioning. Our UCC in the cloud solution allows for rapid provisioning of business phones and mobile devices globally. Customers only need to install our application on their mobile device or plug in our pre-configured IP phones to use a turnkey cloud telephony solution and access our software platform. A typical setup can be accomplished in minutes.

•

Applications Integration. We integrate with third-party applications including Salesforce.com, Microsoft Dynamics, NetSuite, SugarCRM, eAgent and many others to provide enhanced functionality within our UCC services.

•	Security and Compliance. We have invested heavily in complying with state and federal regulations including FISMA, HIPAA, HITECH and PCI DSS.

•

Affordability. Our cloud UCC services are typically more affordable than traditional services and offer more UCC functionality at a fraction of the cost of traditional providers, even before including additional system integration costs that are likely to be incurred when deploying traditional services.

Our Strategy

Our objective is to provide our reliable, scalable and profitable cloud UCC solutions globally. We leverage our proprietary, standards-based, unified software platform to deliver innovative, easy-to-deploy, highly secure and competitively priced offerings to SMBs and mid-market and large distributed enterprises. We intend to bring high-quality cloud telephony, virtual contact center, virtual meeting and virtual desktop services to businesses at an affordable price. Our cloud UCC solution enhances the way our customers communicate and collaborate. We intend to continue to focus our marketing primarily towards our business customer services.

Our Growth Initiatives

Our growth initiatives reflect our goal to be the leading global provider of UCC in the cloud. The following are key elements of our growth strategy:

•

Upsell our Products and Services. Our services provide additional benefits when used in concert, and we intend to upsell our products and services by educating our customers on the additional functionality that can be achieved with our UCC platform.

•

Increase Mid-Market and Distributed Enterprise Adoption. We plan to capitalize on the increasing penetration of cloud-based communications and collaboration solutions in mid-market and distributed enterprises by increasing focus on our direct and channel sales strategy.

•

Expand Globally. We intend to focus on penetrating select markets outside the United States in order to capture more of the growing global market for UCC in the cloud which we believe is underpenetrated and lends itself to a cost effective and easily deployable cloud solution.

•

Build New Products and Service Offerings on our Platform. We believe our unified software platform can be leveraged to offer additional products and services. We intend to integrate our service offerings further and provide additional functionality for our customers.

•

Pursue Strategic Acquisitions. We intend to identify, acquire and integrate strategic technologies, assets and businesses that we believe will build out our breadth of SaaS offerings and drive growth, both domestically and internationally.

Our Platform

Our unified software platform delivers a comprehensive, easy-to-use communications and collaboration solution for SMBs and mid-market and distributed enterprises. Our Infrastructure Manager software abstracts complex global interconnectivity between VoIP and traditional PSTN, enabling a turnkey UCC solution for our customers. Additionally, our Integration Manager software integrates with third-party applications and other back-end IT systems, allowing our customers to access important data while communicating with their clients or collaborating with colleagues. These core components of our software platform enable rapid workspace and phone provisioning and seamless deployment of our UCC solutions globally. Furthermore, we have invested heavily in complying with state and federal regulations, including FISMA, HIPAA, HITECH and PCI DSS. Although we cannot ever be certain that our systems fully comply with these complex regulations, we have expended significant resources on developing software and obtaining third party risk assessments that enable us to serve customers that are required to comply with these regulations.

Our services work on smartphones, tablets, PCs, IP phones and mobile phones. In addition, our platform integrates with third party applications such as Salesforce.com, Netsuite, Microsoft Dynamics, SugarCRM, eAgent and many others to provide enhanced functionality.

Our Services

Virtual Office

Virtual Office, our flagship service, was launched in March 2004 and is targeted at the SMB and mid-market and distributed enterprise markets. Virtual Office is an affordable, easy-to-use alternative to traditional business phone, PBX systems or Centrex class services from legacy telecommunications providers that offers features and services neither provide. Virtual Office allows users with a broadband Internet connection anywhere in the world to be part of a virtual PBX that includes automated attendants to assist callers, conference bridges, extension-to-extension dialing and ring groups, in addition to a rich variety of other business class PBX features typically found on premise based PBX equipment. The service is provided through our proprietary software that runs on our UCC platform located in our host data centers. In some instances, we sell pre-configured office phones used in connection with our services to our customers.

As a completely cloud-based service, Virtual Office enables SMB customers to rapidly deploy and easily manage enterprise-grade PBX and business telephony capabilities, including full mobility, with no upfront capital expense and no requirement for in-house IT resources. Furthermore, our cloud-based delivery model provides seamless connectivity across multiple offices and facilities, worldwide, for our larger mid-market and distributed enterprise customers.

Virtual Office subscribers have the ability to choose any phone number available to our subscribers regardless of a user’s geographic location. Subscribers also can port existing telephone numbers, including toll-free numbers, from other service providers at no additional cost. Each extension in the virtual PBX can be located anywhere in the world that is serviced by a high-speed Internet connection. Virtual Office extension-to-extension calls and transfers are accomplished over the Internet, anywhere in the world, free of extra charges from third party telecommunications carriers. Virtual Office offers the following features:

•	Auto-attendant providing dial by extension, name or group;

•	Unlimited calling to the US, Canada, certain additional countries and other subscribers to our services, as well as low international rates;

•	Phone numbers in more than 50 countries with any desired area code for each extension;

•	Conference bridge, three-way calling, music on hold, call park/pick-up, call transfer, hunt groups, and do not disturb;

•	Business-class voice mail including email alerts and direct transfer to mailbox;

•	Call waiting / Caller-ID;

•	Distinctive tone ringing;

•	Optional receptionist console application offering:

•	Multiple call viewing and handling;

•	Direct transfer to extension’s voicemail;

•	Supervised transfers; and

•	View of extension status.

In order to meet the needs of our growing mid-market and distributed enterprise customers, we also launched an enterprise offering of Virtual Office in January 2010 called Virtual Office Pro. Virtual Office Pro is a powerful unified communications service that allows subscribers to manage essential, advanced business communications functions online through a centralized web-based portal via a PC, laptop, tablet or smartphone. Integrated with Virtual Office, Virtual Office Pro enhances business productivity by providing users with a comprehensive, rapidly accessible suite of communication tools used in everyday business interactions. In

October 2010, we began selling the Virtual Office Pro service on a standalone basis so that a business customer would no longer be required to buy a physical VoIP telephone from us in order to access our Virtual Office services. Virtual Office Pro offers the following features:

•

A visual overview and online control of Virtual Office business calling activity including point-and-click access to inbound and outbound calls and call management features such as call transfer, do not disturb and call forwarding;

•	Microsoft Outlook Contacts and Corporate Directory integration;

•	Virtual Meeting—allows subscribers to create, join and invite participants to web, audio and video meetings;

•	Virtual Office Mobile extension—to place and receive VoIP calls and access common Virtual Office services and functions from an iPhone/iPod Touch/iPad/Android mobile handset;

•	Fax—enables users to send and receive unlimited faxes using either a separate phone number for fax or the same number as the user’s 8x8 extension;

•	Call recording—enables any inbound or outbound call to be recorded and later reviewed, downloaded or deleted;

•	Presence management—tells other co-workers whether a user is logged in, logged off, on the phone, off the phone or currently unavailable; and

•	My Inbox overview—gives a comprehensive view of all voicemails, recordings, FAX messages, calls, and chat history.

Virtual Contact Center

We introduced the Virtual Contact Center service in July 2007. It is now delivered utilizing the software technology from Contactual, Inc., which we acquired in September 2011. Virtual Contact Center is a fully integrated cloud-based call center solution that works with any broadband Internet connection and provides enterprise class contact center functionality combined with Virtual Office calling features. The Virtual Contact Center allows companies to quickly deploy and operate multi-channel contact centers within our Virtual Office infrastructure without the time and expense of purchasing, installing and maintaining costly, specialized equipment. Delivered entirely as a cloud service, the Virtual Contact Center requires no specialized hardware or software, no telecom equipment and no up-front capital expenditures by the customer. Virtual Contact Center offers features such as skills-based routing, multi-media management, real time monitoring and reporting, voice recording and logging, historical reporting, Interactive Voice Response, integration with third party CRM and ERP solutions, and contact and case management tools.

Virtual Meeting

We launched our Virtual Meeting service in September 2009 as an affordable, easy-to-use web event service that allows businesses to meet with customers, share and edit documents collaboratively, conduct training classes or deliver presentations from any computer with any browser from any location. Virtual Meeting allows unlimited meetings of unlimited duration for up to 50 participants per meeting. Additionally, Virtual Meeting seamlessly integrates with Virtual Office so users can easily search the corporate directory or share their workspace with other meeting participants. Virtual Meeting also enables meeting recording and management. Delivered as a cloud-based service, all Virtual Meeting requires is a web browser for customers to create web events. Additionally, we offer Virtual Room, a video collaboration service, which is a low-cost alternative to traditional tele-presence solutions.

Virtual Desktop

In June 2011, we acquired Zerigo, Inc. to broaden our portfolio of cloud services. Leveraging the technology acquired from Zerigo, we developed a turnkey, enterprise-grade deployment and management platform for desktop virtualization. Zerigo is currently offered by SoftBank Group as a white-label solution to enable service providers to quickly configure and deploy DaaS solutions. Our virtual desktop solution is delivered on a high-availability cloud infrastructure based to provide enterprise-grade reliability and security. Our solution includes the following features: rapid desktop provisioning, integrated client billing for complete business management, and simplified one-stop orchestration and management dashboard.

Sales, Marketing and Promotional Activities

We currently sell and market our services to end users through our direct sales force, website, and channel partners. Our sales force primarily handles inbound telephone calls and website leads which are generated from third party lead generation sources and direct web advertising such as Google, or traditional advertising channels such as in-flight magazines and billboards. Sales representatives are paid a base salary or hourly rate and monthly commission for selling our products and services. Our sales department employs more than 100 people. The commission is based on new sales made by the sales representative.

Competition

Given the breadth of our communications and collaboration platform, we face competition from a variety of competitors, none of whom currently competes directly with our entire set of cloud UCC services, but who separately compete with us on one or more of such services. We believe that the principal competitive factors affecting our ability to attract and retain customers are price, quality, reliability, customer service, and breadth of services delivered via the Internet. For more information regarding the risks associated with such competition, please refer to our “Risk Factors” above.

Incumbent Telephone Companies and Alternative Voice Communications Providers

In telephony, we face competition from incumbent telephone companies, cable companies and alternative voice and video communication providers, including cloud telephony providers. Because most of our target customers are already purchasing communications services from one or more of these providers, our success is dependent upon our ability to attract these customers away from their existing providers.

The incumbent telephone companies are our primary competitors in telephony. These competitors include AT&T, CenturyLink and Verizon Communications. These competitors are substantially larger and better capitalized than we are and have the advantage of a large existing customer base, and larger marketing budgets than we have. Moreover, they also provide some of the broadband services that are required to use our service, which is a significant competitive advantage. However, the services offered by these competitors are typically more expensive to adopt, typically require on-premise implementations and require regular hardware and IT infrastructure upgrades. Furthermore, these competitors typically provide limited functionality needed for our customers to integrate their communication systems with their IT infrastructure, therefore requiring additional system integration investments and set up.

Competitors of our cloud telephony and contact center service also include traditional PBX providers including Cisco Systems, Inc. and Avaya Holdings Corp. and other cloud telephony and contact center providers such as Comcast Corporation, inContact, Inc., Microsoft Corporation and RingCentral, Inc. These competitors have services offerings primarily limited to telephony and do not offer the breadth nor deployment simplicity of our cloud UCC services.

A deployment of a collection of services offered by these competitors equivalent to a similar deployment of our services is likely to be more expensive and difficult to manage. In addition, in a distributed office setting, on-premise solutions typically will be more expensive due to the requirement to locate on-premise equipment in each office location, and the incumbent telephone companies may not have service offerings across the business’s entire office footprint due to the geographic centric business model of traditional telecommunications companies that limits their terrestrial service offering to geographies where they have physical network facilities. By way of example, the largest incumbent telephone exchange carriers do not have nationwide coverage across the United States for their traditional fixed line telephony service.

Communications and Collaboration Software Vendors

We also face competition from communications and collaboration vendors, including Citrix, Microsoft, VMware, Cisco and other companies. These competitors provide software solutions that compete with our cloud-based services offering in contact center, unified communications, virtual meeting and virtual workspace. While none of these competitors currently have services offerings that span the entire breadth of our services offerings, they each have strong software solutions for their respective communications and/or collaboration silos. Many of these competitors are substantially larger and better capitalized than we are and have the advantage of a large existing customer base, and larger marketing budgets than we have. However, a deployment of a collection of software solutions offered by these competitors equivalent to a similar deployment of our services is likely to be more expensive.

Operations

Our Infrastructure Manager consists of data management, monitoring, control and billing systems that support all of our products and services. We have invested substantial resources to develop and implement our real-time call management information system. Key elements of our Infrastructure Manager include a prospective customer quotation portal, customer provisioning, customer access, fraud control, network security, call routing, call monitoring, media processing and normalization, call reliability, detailed call record storage and billing and integration with third-party applications. We maintain a call switching platform in software that manages call admission, call control, call rating and routes calls to an appropriate destination or customer premise equipment.

Network Operations Center

We maintain a network operations center at our headquarters in San Jose, California and employ a staff of approximately 50 individuals with experience in voice and data operations to provide 24-hour operations support, seven days per week. We use various tools to monitor and manage all elements of our network and our partners’ networks in real-time. We also monitor the network elements of some of our larger business customers. Additionally, our network operations center provides technical support to troubleshoot equipment and network problems. We also rely upon the network operations centers and resources of our telecommunications carrier partners such as Level 3 Communications, Inc. and data center providers such as Equinix, Inc. to augment our monitoring and response efforts.

Customer and Technical Support

We maintain a call center at our headquarters in San Jose, California and have a staff of more than 100 employees and contractors that provide customer service and technical support to customers. In addition, we have outsourced some customer support activities to third parties. Customers who access our services directly through our web site receive customer service and technical support through multilingual telephone communication, web-based and “chat” sessions, and e-mail support.

Interconnection Agreements

We are a party to telecommunications interconnect and service agreements with VoIP providers and PSTN telecommunications carriers, such as Level 3 Communications, Verizon Communications and Inteliquent. Pursuant

to these agreements, VoIP calls originating on our network can be terminated on other VoIP networks or the PSTN. Correspondingly, calls originating on other VoIP networks and the PSTN can be terminated on our network.

Research and Development

The UCC in the cloud market is characterized by rapid technological changes and advancements. Accordingly, we make substantial investments in the design and development of new products and services, as well as the development of enhancements and features to our existing products and services. Future development also will focus on the use and interoperability of our products and services with emerging audio and video telephony standards and protocols, quality and performance enhancements to multimedia compression algorithms, support of new customer premise equipment, new unified software services and the enhancement of existing products and services that are essential to our success.

We currently employ more than 75 individuals in research, development and engineering activities in our facilities in San Jose, California as well as outsourced software development consultants. Research and development expenses in each of the fiscal years ended March 31, 2013, 2012 and 2011 were $8.1 million, $6.7 million and $4.8 million, respectively.

Regulatory Matters

VoIP and other communications and collaboration services, like ours, have been subject to less regulation at the state and federal levels than traditional telecommunications services. Providers of traditional telecommunications services are subject to the highest degree of regulation, while providers of information services are largely exempt from most federal and state regulations governing traditional common carriers. The FCC has subjected VoIP service providers to a smaller subset of regulations that apply to traditional telecommunications service providers and has not yet classified VoIP services as either telecommunications or information. The FCC is currently examining the status of VoIP service providers and the services they provide in multiple open proceedings. In addition, many state regulatory agencies impose taxes on VoIP services, and certain states take the position that offerings by VoIP providers are intrastate telecommunications services and therefore subject to state regulation. These states argue that if the beginning and end points of communications are known, and if some of these communications occur entirely within the boundaries of a state, the state can regulate that offering. We believe that the FCC has preempted states from regulating VoIP offerings in the same manner as providers of traditional telecommunications services. However, this issue has not been resolved definitely as a matter of law, and it remains possible that the FCC could determine that such services are not information services, or that there could be a judicial or legislative determination that the states are not preempted from regulating VoIP services as traditional telecommunications services. We cannot predict how this issue will be resolved or its future impact on our business at this time.

The effect of any future laws, regulations and orders on our operations, including, but not limited to, our cloud-based communications and collaboration services, cannot be determined. But as a general matter, increased regulation and the imposition of additional funding obligations increases service costs that may or may not be recoverable from our customers, which could result in making our services less competitive with traditional telecommunications services if we increase our prices or decreasing our profit margins if we attempt to absorb such costs.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet, in general, could affect our ability to provide our services. Congress has adopted legislation that regulates certain aspects of the Internet including online content, user privacy, taxation, liability for third party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

Federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate and/or tax applications running over the Internet. We cannot predict whether new taxes will be imposed on our services, and depending on the type of taxes imposed, whether and how our services would be affected thereafter. Increased regulation of the Internet may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, financial condition and results of operations. Please refer to “Risk Factors” above for a discussion of regulatory risks, proceedings and issues that could adversely affect our business and operating results in the future.

Intellectual Property and Proprietary Rights

Our ability to compete depends, in part, on our ability to obtain and enforce intellectual property protection for our technology in the United States and internationally. We currently rely primarily on a combination of trade secrets, patents, copyrights, trademarks and licenses to protect our intellectually property. As of November 1, 2013, we had been awarded 91 United States patents, more than 60 of which we currently hold and which we expect to expire between 2014 and 2032. We have additional United States and foreign patents pending. We cannot predict whether our pending patent applications will result in issued patents.

To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competition will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our patents. In addition, the laws of foreign countries in which our products are or may be sold do not protect our intellectual property rights to the same extent as do the laws of the United States. Our failure to protect our proprietary information could cause our business and operating results to suffer.

We are also subject to the risks of adverse claims and litigation alleging infringement of the intellectual property rights of others. Such claims and litigation could require us to expend substantial resources and distract key employees from their normal duties, which could have a material adverse effect on our operating results, cash flows and financial condition. The communications and software industries are subject to frequent litigation regarding patent and other intellectual property rights. Moreover, the VoIP service provider community has historically been a target of patent holders. There is a risk that we will be a target of assertions of patent rights and that we may be required to expend significant resources to investigate and defend against such assertions of patent rights. For information about specific claims, please refer to our Risk Factors.

We rely upon certain technology, including hardware and software, licensed from third parties. These licenses are on standard commercial terms made generally available by the companies providing the licenses. To date, the cost and terms of these licenses individually has not been material to our business. There can be no assurance that the technology licensed by us will continue to provide competitive features and functionality or that licenses for technology currently utilized by us or other technology which we may seek to license in the future will be available to us on commercially reasonable terms or at all, however. The loss of, or inability to maintain, existing licenses could result in delays or reductions in the deployment of our services until equivalent technology or suitable alternative products could be developed, identified, licensed and integrated, and could harm our business.

Geographic Areas

Most of our customers and substantially all of our revenues are in the United States. Revenue from customers outside the United States was not material for any of the fiscal years ended March 31, 2013, 2012 and 2011.

Employees

As of September 30, 2013, our workforce consisted of 400 employees. None of our employees are represented by a labor union or are subject to a collective bargaining arrangement.

OFFICERS AND DIRECTORS

The following table provides the names, ages and positions of each of our current executive officers and directors:

Name	Age	Position
Vikram Verma	49	Chief Executive Officer and Director
Bryan R. Martin	46	Chief Technology Officer and Chairman of the Board of Directors
Dan Weirich	39	Chief Financial Officer
Darren Hakeman	43	Senior Vice President of Product & Strategy
Huw Rees	52	Senior Vice President of Business Development
Guy L. Hecker, Jr.(1)(2)(3)(4)	81	Director
Eric Salzman(1)(3)(4)	46	Director
Jaswinder Pal Singh	48	Director
Ian Potter(1)(3)	49	Director

(1)	Member of the audit committee
(2)	Lead director
(3)	Member of the compensation committee
(4)	Member of the nominating committee

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of October 31, 2013, 73,164,127 shares of our common stock were outstanding and held of record by 287 stockholders. Each holder of our common stock is entitled to:

•	one vote per share on all matters submitted to a vote of the stockholders;

•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

•

his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation, redemption, voting and other rights.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws will provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, any officer at the request in writing of a majority of the directors or by the holders of at least a majority of our outstanding voting shares. These provisions could delay consideration of a stockholder proposal until the next annual meeting.

Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. These provisions may preclude a third party from removing incumbent directors and gaining control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Limited. We plan to retain the same transfer agent and registrar for any series of our preferred stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock for cash in this offering. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes); or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and judicial and published administrative interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought, and do not plan to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not address the 3.8% Medicare contribution tax on net investment income, federal taxes other than the U.S. federal income tax (including the estate tax), or non-U.S., state or local tax considerations. This summary also does not address the application of any specific tax treaty. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates and former long-term residents of the United States;

•	foreign governments or entities that they control;

•	controlled foreign corporations (and their stockholders);

•	passive foreign investment companies (and their stockholders); and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Non-U.S. holders that hold our common stock other than as a capital asset should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

If we make a distribution of cash or property (other than certain stock distributions) with respect to our common stock, or effect one of certain redemptions that are treated as distributions with respect to our common stock, any such distributions or redemptions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the United States. and, where a tax treaty applies, that are generally attributable to a permanent establishment or fixed base in the United States, as defined under the applicable treaty, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the graduated individual or corporate U.S. federal income tax rates generally applicable to U.S. persons. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for that effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes) may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among the shares of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed to you as described below under the heading “—Gain on Disposition of Common Stock.” Your adjusted tax basis in a share is generally the purchase price of the share, reduced by the amount of any such tax-free return of capital with respect to that share.

If you wish to claim the benefit of an applicable income tax treaty to avoid or reduce withholding of U.S. federal income tax on dividends, then you generally must (a) provide the applicable withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through one of certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Form W-8BEN must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be subject to U.S. federal income taxation or withholding with respect to gain realized on the sale, exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business you conduct in the United States, and, where a tax treaty applies, is attributable to a permanent establishment or fixed base in the United States as defined under the applicable treaty;

•	if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met; or

•

we are or have been during a specified testing period a “United States real property holding corporation” for U.S. federal income tax purposes, and, as long as shares of our common stock are regularly traded on an established securities market, you have owned, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or your holding period for your shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

If your gain is described in the first or third bullet point above, you will be subject to tax on the net gain derived from the sale at the graduated individual or corporate U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty. If you are a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes) and your gain is described in the first bullet point above, you may also be subject to a branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, we will be a “United States real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends and other distributions paid to you and the amount of tax, if any, withheld with respect to those distributions. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (on IRS Form W-8BEN or other applicable form) that you are not a U.S. person or you otherwise establish an exemption. The backup withholding rate is 28%. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (on IRS Form W-8BEN or other applicable form) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, which we refer to below as a “U.S.-related person,” information reporting and backup withholding generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (on IRS Form W-8BEN or other applicable form) that you are not a U.S. person.

Backup withholding is not a tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

Foreign Accounts

Legislation generally referred to as “FATCA” imposes a 30% U.S. withholding tax on dividends on our common stock and the gross proceeds from a disposition of our common stock paid to

(i)	a “foreign financial institution” (as specifically defined for purposes of FATCA) unless the institution enters into an agreement with the U.S. Treasury to collect and disclose information regarding the institution’s U.S. account holders (including certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments, or unless it otherwise qualifies for an exemption, and

(ii)	a “non-financial foreign entity” (also as specifically defined for purposes of FATCA) unless the entity provides the payor with a certification that it does not have any substantial direct or indirect U.S. owners or provides information identifying the substantial U.S. owners of the entity (which generally include any U.S. person who directly or indirectly owns more than 10% of the entity), or unless the entity agrees to report that information to the IRS or otherwise qualifies for an exemption.

Under certain transition rules, FATCA withholding would apply to dividends paid after June 30, 2014 (or, in certain circumstances, after certain later dates) and to gross proceeds from sales or other dispositions of our common stock after December 31, 2016. Where applicable, intergovernmental agreements between the U.S. and other countries with respect to the implementation of FATCA may modify the requirements described in this paragraph. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock.

The summary of material U.S. federal income tax consequences above is included for general information purposes only. Potential purchasers of our common stock are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,500,000
Barclays Capital Inc.	3,437,500
Deutsche Bank Securities Inc.	2,812,500
Needham & Company, LLC	1,250,000
Craig-Hallum Capital Group LLC	250,000
Dougherty & Company LLC	250,000

Total	12,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Ian Potter, a member of our board of directors, has indicated that he will purchase 30,000 shares of our common stock offered in this offering at the price offered to the public.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.2775 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$ 9.25	$115,625,000	$132,968,750
Underwriting discount	$0.4625	$ 5,781,250	$ 6,648,437
Proceeds, before expenses, to us	$8.7875	$109,843,750	$126,320,313

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,875,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Global Select Market Listing

The shares are listed on the NASDAQ Global Select Market under the symbol “EGHT.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the

Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the issuance of shares of common stock offered hereby will be passed upon for us by Bingham McCutchen LLP, Palo Alto, California. Davis Polk  & Wardwell LLP, Menlo Park, California, is representing the underwriters in this offering.

EXPERTS

Our consolidated financial statements as of March 31, 2013 and 2012, and for each of the three years in the period ended March 31, 2013, and the effectiveness of internal control over financial reporting as of March 31, 2013, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(a)	the description of our capital stock in our registration statement on Form 8-A filed with the SEC on November 22, 1996, including any amendments or reports filed for the purpose of updating such description;

(b)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on May 28, 2013;

(c)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the SEC on July 26, 2013;

(d)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on November 8, 2013;

(f)	our definitive proxy statement on Schedule 14A filed with the SEC on July 1, 2013 (solely to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013);

(g)	our Current Report on Form 8-K filed with the SEC on July 29, 2013;

(h)	our Current Report on Form 8-K filed with the SEC on September 13, 2013;

(i)	our Current Report on Form 8-K filed with the SEC on September 19, 2013;

(j)	our Current Report on Form 8-K filed with the SEC on October 4, 2013;

(k)	Item 5.02, Item 5.03 and Exhibit 3.2 of our Current Report on Form 8-K filed with the SEC on October 23, 2013;

(l)	our Current Report on Form 8-K filed with the SEC on October 28, 2013;

(m)	our Current Report on Form 8-K filed with the SEC on November 5, 2013; and

(n)	our Current Report on Form 8-K filed with the SEC on November 13, 2013.

In addition, all documents filed by us with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus supplement and prior to the filing of a post-effective amendment to the registration statement containing this prospectus supplement, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be updated or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement updates or supersedes the statement. Any statement so updated or superseded will not be deemed, except as so updated or superseded, to constitute a part of this prospectus supplement. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

8x8, Inc.

2125 O’Nel Drive

San Jose, CA 95131

(408) 727-1885

Attention: Chief Financial Officer

In addition, you may obtain a copy of these filings from the SEC as described below in the section entitled “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

PROSPECTUS

$250,000,000

Debt Securities

Preferred Stock

Common Stock

Warrants

Units

Purchase Contracts

8x8, Inc.

2125 O’Nel Drive

San Jose, CA 95131

(408) 727-1885

We may offer from time to time:

•	Debt securities;

•	Shares of our Common Stock;

•	Shares of our Preferred Stock; and

•	Warrants to purchase debt securities, shares of our Common Stock or shares of our Preferred Stock;

•	Units, consisting of two or more of the securities offered under this prospectus; and

•	Purchase contracts for the purchase and sale of certain securities offered under this prospectus.

The securities we offer will have an aggregate public offering price of up to $250 million. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the Global Select Market of the NASDAQ Stock Market under the symbol “EGHT.”

INVESTING IN OUR SECURITIES INVOLVES RISKS.

SEE “RISK FACTORS” ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2013.

In this prospectus, “8x8,” “we,” “us,” and “our” refer to 8x8, Inc.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any or all of the securities described in the registration statement in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Where You Can Find More Information.”

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

Our Company

We develop and market telecommunications services for Internet protocol, or IP, telephony and video applications as well as contact center, web-based conferencing and unified communications services, and cloud-based computing services. We offer the 8x8 Virtual Office hosted PBX (private branch exchange) service, 8x8 Virtual Contact Center service, 8x8 Virtual Office Pro unified communications solution and 8x8 Cloud-Based Computing Solutions.

We employ cloud-based technology, known as Voice over Internet Protocol (“VoIP”), to deliver our services. VoIP technology enables communications over the Internet through the compression of voice, video and/or other media into data packets that can be efficiently transmitted over data networks and then converted back into the original media at the other end. Data networks, such as the Internet or local area networks, or LANs, have always utilized packet-switched technology to transmit information between two communicating terminals (for example, a PC downloading a page from a web server, or one computer sending an e-mail message to another computer). IP is the most commonly used protocol for communicating on these packet switched networks. VoIP allows for the transmission of voice, video and data over these same packet-switched networks, providing an alternative to traditional telephone networks which use a fixed electrical path to carry voice signals through a series of switches to a destination.

Our services work over virtually any high-speed Internet connection worldwide to allow calls to or from any phone in the world, whether that phone is an IP phone, a mobile phone or a PSTN phone. Our 8x8 service utilizes IP customer premise equipment to enable plug and play installation and a familiar dial tone user interface. The 8x8 service also uses web-based technologies to enable unified communications services such as web conferencing and Internet fax as well as account setup, account management, billing and customer support. We have developed proprietary implementation of standards-based technologies underlying our 8x8 service, which works with third party carriers to terminate VoIP calls on the PSTN network. As part of the 8x8 service, we currently resell IP telephones and videophones that utilize derivatives of our licensed semiconductor technology and unique software modifications to the protocol and application code that enable them to connect to the 8x8 IP services platform. We continue to enhance and develop new functionality in the software code that is embedded in these devices.

Our objective is to provide reliable, scalable, and profitable worldwide Internet-based communications services with unmatched quality by leveraging our patented software technologies to deliver innovative, competitively priced offerings. We intend to bring the best possible voice, video, unified communications, managed hosting and cloud-based computing services at an affordable price to businesses and enhance the ways in which these customers communicate with each other and the world. We intend to continue to focus our marketing primarily towards our business customer services.

We were incorporated in California in February 1987 and reincorporated in Delaware in December 1996. We maintain a corporate Internet website at the address http://www.8x8.com. The contents of this website are not incorporated in or otherwise to be regarded as part of this prospectus. Our principal executive offices are located at 2125 O’Nel Drive, San Jose, CA 95131. Our telephone number at that address is (408) 727-1885.

Risk Factors

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed in our other filings with the Securities and Exchange Commission (the “SEC” or the “Commission”), which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Ratio of Earnings to Fixed Charges

If we offer debt securities and/or preference equity securities under this prospectus, then we will, at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in a periodic report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated into this prospectus by reference.

Use of Proceeds

We intend to use the net proceeds for working capital and other general corporate purposes, including expanding sales and marketing, research and development. We also might use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to our business, although no such acquisitions are subject to any plan or arrangement or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.

The amounts we plan to spend on each area of our operations, including capital expenditures as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors, which includes short-term, investment-grade securities.

General Description of Securities That We May Sell

We may offer and sell, at any time and from time to time:

•	Our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	Shares of our common stock, par value $0.001 per share;

•	Shares of our preferred stock, par value $0.001 per share;

•	Warrants to purchase debt securities, shares of our common stock or shares of our preferred stock;

•	Units, consisting of two or more of the securities offered under this prospectus;

•	Purchase contracts for the purchase and sale of our debt securities, shares of our common stock or shares of our preferred stock; or

•	Any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Description of Debt Securities

We may issue debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, if any information contained in a prospectus supplement contradicts the information below, you should rely on information in the prospectus supplement.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture”. An indenture is a contract between us and a financial institution acting as trustee of holders of the debt securities on behalf of the holders of the debt securities. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on behalf of holders of the debt securities, described later under “—Events of Default.” Second, the trustee performs certain administrative duties for us.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indenture, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. Any debt securities issued by us may be guaranteed by one or more of our subsidiaries. Unless otherwise specified in a prospectus supplement the debt securities will be direct unsecured obligations of 8x8.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information,” above, for information on how to obtain a copy of the indenture.

General

Each series of debt securities, unless specified otherwise in the prospectus supplement, will be unsecured obligations of 8x8. Any senior unsecured debt securities that we issue will rank equally with all other unsecured and unsubordinated indebtedness of us. Any subordinated debt securities that we issue will be expressly subordinated in right of payment to the prior payment in full of our senior indebtedness. In addition, unless otherwise specified in the applicable prospectus supplement the debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the debt securities, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

Any debt securities proposed to be sold under this prospectus and the attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under the indenture in one or more series.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Global Securities” and will trade in book-entry form only.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture

The indenture provides that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities of 8x8;

•	the total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series;

•	the price or prices at which 8x8 will offer the debt securities;

•	if not the entire principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined;

•	the date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	if other than U.S. dollars, the currency or currencies of the debt securities;

•	whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more currencies, commodities, equity indices or other indices, and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the city of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	if the denominations in which offered debt securities will be issued are other than denominations of $1,000 or any integral multiple of $1,000;

•	the applicability of defeasance provisions of the indenture and any provisions in modification of, in addition to, or in lieu of, any of these provisions;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any changes or additions to the events of default or covenants contained in the indenture;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions of conversion or exchange;

•	the terms of any guarantees by any of our subsidiaries;

•	subordination provisions, if any, that will apply, to the extent different from those set forth below;

•	the form of note or other instrument representing the debt if not issued in book entry form; and

•	any other terms of the debt securities.

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

As used in the indenture, the term “business day” means, with respect to debt securities of a series, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the place where the principal of and premium, if any, and interest on the debt securities of that series are payable.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. If the maturity date, the redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the relevant maturity date, redemption date or interest payment date to the date of that payment. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If the debt securities of a series being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period. The applicable prospectus supplement will identify the calculation agent for each series of floating rate debt securities, which will compute the interest accruing on the debt securities of the relevant series.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for that purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of that global security. If any of the debt securities are no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the corporate trust office of the trustee. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of debt securities will be treated as the owner of those debt securities for all purposes.

All amounts in respect of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after that payment was due and payable will be repaid to us, and the holders of those debt securities will thereafter look solely to us for payment.

Covenants

The supplemental indenture with respect to any particular series of debt securities may contain covenants including, without limitation, covenants restricting or limiting:

•	the incurrence of additional debt, including guarantees, by us and our subsidiaries;

•	the making of various payments by us and our subsidiaries;

•	our business activities and those of our subsidiaries;

•	the issuance of other securities by our subsidiaries;

•	asset dispositions;

•	sale-leaseback transactions;

•	transactions with affiliates;

•	a change of control;

•	the incurrence of liens; and

•	mergers and consolidations involving us and our subsidiaries.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities, subject to the maximum offering amount under this prospectus.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. The indenture also provides that there may be more than one trustee thereunder, with respect to one or more different series of indenture securities. See “—Resignation of Trustee,” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Provisions Relating Only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. The senior debt securities will be effectively subordinated to all of our secured debt and to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guaranty the debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating Only to the Subordinated Debt Securities

The subordinated debt securities will rank junior in right of payment to all of our senior indebtedness. Senior indebtedness will be defined to include all notes or other evidences of debt not expressed to be subordinate or junior in right of payment to any of our other debt. The debt will be structurally subordinated to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guaranty the debt.

If the offered securities are subordinated debt securities, the supplemental indenture may provide that no cash payment of principal, interest and any premium on the subordinated debt securities may be made:

•	if we fail to pay when due any amounts on any senior indebtedness;

•	if our property or we are involved in any voluntary or involuntary liquidation or bankruptcy; and

•	in other instances specified in the supplemental indenture.

Conversion or Exchange Rights

If any series of our debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which it may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation; and

•	how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following will be events of default with respect to any series of debt securities or guaranties:

•	default for 30 days in the payment when due of interest on the debt securities;

•	default in payment when due of the principal of or any premium on the debt securities;

•	default in the performance of or breach of various covenants after applicable notice and/or grace period; and

•	various events of bankruptcy or insolvency with respect to us.

The applicable prospectus supplement will describe any additional events of default.

If an event of default occurs with respect to debt securities of a series then outstanding and is continuing, then the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding, by a notice in writing to 8x8 (and to the trustee if given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of, premium, if any, and accrued interest on all of the debt securities of that series to be due and payable immediately, and the same (or specified portion thereof) shall become immediately due and payable. A declaration of default under the indenture or under other payment obligations could give rise to cross-defaults and acceleration with respect to the debt securities or such other payment obligations.

At any time after a declaration of acceleration with respect to debt securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) then outstanding, by written notice to 8x8 and the trustee, may rescind such declaration and its consequences under the circumstances specified in the applicable debenture.

The indenture will provide that no such rescission shall affect all subsequent default or impair any right consequent thereon.

With respect to the debt securities of any series, the holders of not less than a majority in principal amount of the debt securities of such series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that:

•	such direction shall not be in conflict with any rule of law or with the indenture;

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction; and

•	the trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the holders of debt securities of such series not consenting.

No holder of any debt security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	the holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•	the holders of not less than 25% in principal amount of the debt securities of that series then outstanding shall have made written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 90 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 90-day period by the holders of a majority or more in principal amount of the debt securities of that series then outstanding.

However, no holder of a debt security has the right under the indenture to affect, disturb or prejudice the rights of any other holders of debt securities of the same series, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal and ratable benefit of all holders of debt securities of the same series.

Every year we will be required to deliver to the trustee a certificate as to our performance of our obligations under the indenture and as to any defaults.

Mergers, Consolidations and Certain Sale of Assets

The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person, provided that the following conditions are satisfied:

•	we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic or foreign jurisdiction and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture and, for each security that by its terms provides for conversion, provide for the right to convert that security in accordance with its terms;

•	immediately after giving effect to that transaction, no default or event of default under the indenture has occurred and is continuing; and

•	the trustee receives from us an officer’s certificate and an opinion of counsel that the merger, consolidation, transfer, sale, lease or conveyance and the supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the indenture, the Successor will be substituted for us under the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for those purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Modification and Waiver

The indenture will provide that 8x8 and the trustee may amend or supplement the indenture or the debt securities without notice to or the consent of any holder for clarification, corrections, and legal compliance purposes, including as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to make any change that does not adversely affect the interests thereunder of any holder;

•	to qualify the indenture under the Trust Indenture Act of 1939 as amended or to comply with the requirements of the Securities and Exchange Commission in order to maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence the succession of another person to 8x8 and that person’s assumption of 8x8’s covenants;

•	to add to 8x8’s covenants;

•	to add any additional events of default;

•	to add one or more guarantees for the benefit of holders of the debt securities;

•	to secure the debt securities pursuant to the covenants of the indenture;

•	to establish the form or terms of debt securities;

•	to evidence the appointment of a successor trustee under the indenture;

•	to comply with the rules of any applicable securities depository;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to close the indenture with respect to authentication and delivery of additional series of debt securities;

•	to conform any provision of the indenture, any supplemental indenture, one or more series of debt securities or any related guarantees or security documents to the description of such securities contained in our prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents, as provided in an officer’s certificate; or

•	to supplement the indenture in order to permit the defeasance and discharge of any series of debt securities.

The indenture will provide that 8x8 and the trustee may make modifications and amendments to the indenture, and waive past defaults, with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding debt securities in a series; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby,

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest on, any debt security;

•	reduce the amount of a debt security’s principal that would be due and payable upon a declaration of acceleration, following a default;

•	change the place of payment of, the currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any debt security;

•	adversely affect any right to convert or exchange any debt security that is convertible or exchangeable;

•	make any change that adversely affects in any material respect the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless that decrease or increase is permitted by the terms of the debt securities; or

•	reduce the stated percentage of outstanding debt securities the consent of whose holders is necessary to modify, or amend the indenture or waive a past default.

Governing Law

Any issued debt securities and the indenture will be governed by the laws of the state of New York.

Concerning the Trustee

The indenture will provide that, except during the continuance of an event of default or default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

The indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of any issued series of debt securities and the provisions of the indenture, or will be released from our obligations to comply with covenants relating to those debt securities as described above or in the applicable prospectus supplement, (which may include obligations concerning subordination of our subordinated debt securities) upon satisfaction of applicable specified conditions such as—

•	We have irrevocably deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined in the indenture) that through the payment of interest and principal in respect of those monies and/or U.S. Government Obligations in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on the series of debt securities on the stated maturity of such payments and any applicable sinking fund or analogous payments in accordance with the terms of the indenture and the debt securities;

•	Such defeasance shall not result in a breach, or constitute a default, under the indenture or any other material agreement of 8x8;

•	We have delivered to the trustee either (i) an opinion of counsel to the effect that holders will not recognize additional income, gain or loss for U.S. federal income tax purposes as a result of 8x8’s exercise of the defeasance or covenant defeasance, or (ii) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel;

•	8x8 has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all the conditions precedent to full defeasance have been complied with.

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to a series of debt securities and the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting front such event of default, however, we will remain liable for such payments.

We cannot defease our obligations to register the transfer or exchange of our debt securities; to replace our debt securities that have been stolen, lost or mutilated; to maintain paying agencies; or to hold fund for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Global Securities

We may issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. All debt securities represented by the same global security have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Generally, a global security will be terminated and interests in it will be exchanged for certificates in non-global form, referred to as certificated securities only in the following instances:

•	if the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for that global security;

•	if the depositary ceases to be a clearing agency and we do not appoint another institution to act as depositary within 90 days;

•	if we determine that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived, and the owner of beneficial interests in the global security requests that certificated securities be delivered; we discuss defaults above under “Events of Default.”

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agent

Unless specified otherwise in a prospectus supplement, in the event certificated registered debt securities are issued, the holders of certificated registered debt securities will be able to receive payments of principal and of interest on their debt securities at the office of the paying agent. All payments of interest may be received at the offices of such paying agent upon presentation of certificated debt securities and all payments of principal may be received at such offices upon surrender of the debt securities. We also have the option of mailing checks or making wire transfers to the registered holders of the debt securities. Unless specified otherwise in a prospectus supplement, we will maintain a paying agent for the debt securities in the city of New York at all times that payments are to be made in respect of the debt securities and, if and so long as the debt securities remain outstanding.

Description of Capital Stock

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of February 28, 2013, 72,103,171 shares of our common stock were outstanding and held of record by 261 stockholders. Each holder of our common stock is entitled to—

•	one vote per share on all matters submitted to a vote of the stockholders;

•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

•	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation, redemption, voting and other rights.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

The prospectus supplement will specify as to each issuance of preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law.

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Certificate of Incorporation and Bylaws. Our certificate of incorporation provides that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws will provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, any officer at the request in writing of a majority of the directors or by the holders of at least a majority of our outstanding voting shares. These provisions could delay consideration of a stockholder proposal until the next annual meeting.

Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. These provisions may preclude a third party from removing incumbent directors and gaining control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Limited. We plan to retain the same transfer agent and registrar for any series of our preferred stock.

Description of Our Warrants

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreements and warrant certificates. While the terms we have summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement, which may differ from the terms we describe below.

General

We may issue, together with other securities or separately, warrants to purchase our preferred stock, common stock or other securities. We may issue the warrants directly to the purchasers of the warrants or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. A warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement will describe the following terms, where applicable, of warrants that we may offer:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased, including provisions for adjustment of the exercise price of the warrant;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire; and

•	the maximum or minimum number of warrants which may be exercised at any time.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities or number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

Description of Our Units

We may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Description of Our Purchase Contracts

We may also issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock or debt securities at a future date or dates. The consideration per share of common stock, preferred stock or debt securities may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Issuance Of Common Stock Pursuant To Certain Warrant Exercises

We may also offer and sell our common stock upon the exercise of warrants issued by us, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act, in connection with a settlement of litigation against us. No underwriter would be used in connection with such offer and sale of common stock or the exercise of such warrants. We would issue the shares of our common stock directly to the holders of such warrants, upon the exercise of such warrants, from time to time. We will describe the terms of any such offers, sales and warrants in a prospectus supplement.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal Matters

The validity of the issuance of shares of common stock offered hereby will be passed upon for us by Bingham McCutchen LLP, Palo Alto, California.

Experts

The consolidated financial statements of 8x8 as of March 31, 2012 and 2011, and for each of the three years in the period ended March 31, 2012, and the effectiveness of internal control over financial reporting as of March 31, 2012, have been incorporated by reference herein in reliance upon the report of Moss Adams LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that Moss Adams LLP audits and reports on consolidated financial statements of 8x8 at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered hereby. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(a)	the description of our capital stock in our registration statement on Form 8-A filed with the SEC on November 22, 1996, including any amendments or reports filed for the purpose of updating such description;

(b)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the SEC on May 24, 2012;

(c)	our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, filed with the SEC on July 24, 2012;

(d)	our Quarterly Report on Form 10-Q for the three months ended September 30, 2012, filed with the SEC on October 26, 2012;

(e)	our Quarterly Report on Form 10-Q for the three months ended December 31, 2012 filed with the SEC on January 25, 2013;

(f)	our definitive proxy statement on Schedule 14A filed with the SEC on July 2, 2012;

(g)	our Current Report on Form 8-K filed with the SEC on June 27, 2012; and

(h)	our Current Report on Form 8-K filed with the SEC on July 25, 2012.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

8x8, Inc. 2125 O’Nel Drive San Jose, CA 95131(408) 727-1885 Attention: Chief Financial Officer

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

12,500,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

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November 14, 2013